Exhibit 10.1

LOAN AGREEMENT

Dated as of February 21, 2018

Between

50 MURRAY STREET ACQUISITION LLC,
as Borrower

and

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Lender

Property: 53 Park Place and 50 Murray Street (a/k/a 110-120 Church Street), New York, New York

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1
Section 1.1	Specific Definitions	1
Section 1.2	Index of Other Definitions	23
Section 1.3	Principles of Construction	26

ARTICLE 2 THE LOAN		27
Section 2.1	The Loan	27
2.1.1	Agreement to Lend and Borrow	27
2.1.2	Single Disbursement to Borrower	27
2.1.3	The Note	27
2.1.4	Use of Proceeds	28
Section 2.2	Interest Rate	28
2.2.1	Interest Rate	28
2.2.2	Default Rate	28
2.2.3	Interest Calculation	28
2.2.4	Usury Savings	28
Section 2.3	Loan Payments	29
2.3.1	Payments	29
2.3.2	Payments Generally	29
2.3.3	Payment on Maturity Date	29
2.3.4	Late Payment Charge	29
2.3.5	Method and Place of Payment	30
Section 2.4	Prepayments	30
2.4.1	Prepayments	30
2.4.2	Defeasance	30
2.4.3	Open Prepayment	32
2.4.4	Mandatory Prepayments	33
2.4.5	Prepayments After Default	33
2.4.6	Prepayments or Defeasance of Mezzanine Loans	34
Section 2.5	Release of Property	34
2.5.1	Release Upon Defeasance	34
2.5.2	Release on Payment in Full	34

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		35
Section 3.1	Borrower Representations	35
3.1.1	Organization; Special Purpose	35
3.1.2	Proceedings; Enforceability	35
3.1.3	No Conflicts	35
3.1.4	Litigation	35
3.1.5	Agreements	35
3.1.6	Consents	36
3.1.7	Property; Title	36
3.1.8	ERISA; No Plan Assets	37

3.1.9	Compliance	38
3.1.10	Financial Information	38
3.1.11	Easements; Utilities and Public Access	38
3.1.12	Assignment of Leases	38
3.1.13	Insurance	39
3.1.14	Flood Zone	39
3.1.15	Physical Condition	39
3.1.16	Boundaries	39
3.1.17	Leases	40
3.1.18	Tax Filings	40
3.1.19	No Fraudulent Transfer	41
3.1.20	Federal Reserve Regulations	41
3.1.21	Organizational Chart	41
3.1.22	Organizational Status	41
3.1.23	Bank Holding Company	41
3.1.24	No Casualty	42
3.1.25	Purchase Options	42
3.1.26	FIRPTA	42
3.1.27	Investment Company Act	42
3.1.28	Fiscal Year	42
3.1.29	Other Debt	42
3.1.30	Contracts	42
3.1.31	Full and Accurate Disclosure	42
3.1.32	Other Obligations and Liabilities	42
3.1.33	Intellectual Property/Websites	43
3.1.34	Operations Agreements	43
3.1.35	Illegal Activity	43
3.1.36	Residential Tax Benefits.	43
Section 3.2	Survival of Representations	43

ARTICLE 4 BORROWER COVENANTS		43
Section 4.1	Payment and Performance of Obligations	43
Section 4.2	Due on Sale and Encumbrance; Transfers of Interests	44
Section 4.3	Liens	44
Section 4.4	Special Purpose	45
Section 4.5	Existence; Compliance with Legal Requirements	45
Section 4.6	Taxes and Other Charges	45
Section 4.7	Litigation	46
Section 4.8	Title to the Property	46
Section 4.9	Financial Reporting	46
4.9.1	Generally	46
4.9.2	Quarterly Reports	46
4.9.3	Annual Reports	47
4.9.4	Other Reports	48
4.9.5	Annual Budget	48
4.9.6	Extraordinary Operating Expenses	49
4.9.7	Breach	49

Section 4.10	Access to Property	49
Section 4.11	Leases	49
4.11.1	Generally	49
4.11.2	Approvals	50
4.11.3	Covenants	52
4.11.4	Security Deposits	52
Section 4.12	Repairs; Maintenance and Compliance; Alterations	53
4.12.1	Repairs; Maintenance and Compliance	53
4.12.2	Alterations	54
Section 4.13	Approval of Major Contracts	54
Section 4.14	Property Management	54
4.14.1	Management Agreement	54
4.14.2	Prohibition Against Termination or Modification	54
4.14.3	Replacement of Manager	54
Section 4.15	Performance by Borrower; Compliance with Agreements	55
Section 4.16	Licenses; Intellectual Property; Website	55
4.16.1	Licenses	55
4.16.2	Intellectual Property	55
4.16.3	Website	55
Section 4.17	Further Assurances	55
Section 4.18	Estoppel Statement.	56
Section 4.19	Notice of Default	56
Section 4.20	Cooperate in Legal Proceedings	57
Section 4.21	Indebtedness	57
Section 4.22	Business and Operations	57
Section 4.23	Dissolution	57
Section 4.24	Debt Cancellation	57
Section 4.25	Affiliate Transactions	57
Section 4.26	No Joint Assessment	57
Section 4.27	Principal Place of Business	58
Section 4.28	Change of Name, Identity or Structure	58
Section 4.29	Costs and Expenses	58
Section 4.30	Indemnity	59
Section 4.31	ERISA	60
Section 4.32	Patriot Act Compliance	61
Section 4.33	Anti-Corruption Obligations	62
Section 4.34	Residential Tax Benefits	62

ARTICLE 5 INSURANCE, CASUALTY AND CONDEMNATION		63
Section 5.1	Insurance	63
5.1.1	Insurance Policies	63
5.1.2	Insurance Company	67
Section 5.2	Casualty	68
Section 5.3	Condemnation	69
Section 5.4	Restoration	69

ARTICLE 6 CASH MANAGEMENT AND RESERVE FUNDS		75
Section 6.1	Cash Management Arrangements	75
Section 6.2	Required Repairs	75
Section 6.3	Tax Funds	75
6.3.1	Deposits of Tax Funds	75
6.3.2	Release of Tax Funds	76
Section 6.4	Insurance Funds	76
6.4.1	Deposits of Insurance Funds	76
6.4.2	Release of Insurance Funds	76
6.4.3	Acceptable Blanket Policy	77
Section 6.5	Capital Expenditure Funds	77
6.5.1	Deposits of Capital Expenditure Funds	77
6.5.2	Release of Capital Expenditure Funds	77
Section 6.6	Rollover Funds	78
6.6.1	Deposits of Rollover Funds	78
6.6.2	Release of Rollover Funds	79
Section 6.7	Casualty and Condemnation Account	79
Section 6.8	Cash Collateral Funds	80
Section 6.9	Property Cash Flow Allocation	80
6.9.1	Order of Priority of Funds in Deposit Account	80
6.9.2	Failure to Make Payments	81
6.9.3	Application After Event of Default	81
6.9.4	Distributions	81
Section 6.10	Security Interest in Reserve Funds	82

ARTICLE 7 PERMITTED TRANSFERS		82
Section 7.1	Permitted Transfer of the Entire Property	82
Section 7.2	Permitted Transfers	85
Section 7.3	Cost and Expenses; Searches; Copies	88

ARTICLE 8 DEFAULTS		88
Section 8.1	Events of Default	88
Section 8.2	Remedies	92
8.2.1	Acceleration	92
8.2.2	Remedies Cumulative	92
8.2.3	Severance	92
8.2.4	Lender’s Right to Perform	93

ARTICLE 9 SALE AND SECURITIZATION OF MORTGAGE		93
Section 9.1	Sale of Mortgage and Securitization	93
Section 9.2	Securitization Indemnification	97
Section 9.3	Severance	100
9.3.1	Severance Documentation	100
9.3.2	New Mezzanine Loan Option	101
9.3.3	Cooperation; Execution; Delivery	101
Section 9.4	Costs and Expenses	101

Schedules and Exhibits

Schedules:
Schedule I Schedule II Schedule III Schedule IV Schedule V Schedule VI Schedule VII Schedule VIII

Rent Roll

Required Repairs

Organization of Borrower

Exceptions to Representations and Warranties

Definition of Special Purpose Bankruptcy Remote Entity

Intellectual Property/Websites

Location of Individual Properties and Allocated Loan Amounts

Outstanding Approved Leasing Expenses

Exhibits:
Exhibit A Exhibit B Exhibit C	Legal Description Secondary Market Transaction Information Form of Clearing Account Agreement

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 21, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between DEUTSCHE BANK AG, NEW YORK BRANCH, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, collectively, “Lender”), and 50 MURRAY STREET ACQUISITION LLC, a Delaware limited liability company, having an address at c/o Clipper Realty, Inc., 46-11 12th Avenue, Suite 1L, Brooklyn, New York 11219 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

Article 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1     Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Accounting Method” shall mean either (a) GAAP or (b) Federal income tax basis of accounting, in each case consistently applied with respect to the applicable financial statements and reporting required under the Loan Documents. As of the date hereof, Borrower uses the GAAP basis of accounting, and shall consistently apply this method during the Term.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean four percent (4%) of the aggregate outstanding principal balances of the Loan and the Mezzanine Loans.

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the amount set forth with respect to such Property on Schedule VII.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated operating income, operating expenses and Capital Expenditures for the applicable Fiscal Year.

“Annual Debt Service” shall mean the product of the Debt Service that was due on the immediately preceding Monthly Payment Date, multiplied by twelve (12).

“Anti-Money Laundering Laws” shall mean any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.

“Appraised Value” shall mean the fair market value of the Property reflected in an appraisal obtained by Lender and paid for by Borrower that is (i) signed by a qualified, independent MAI appraiser selected by Lender, (ii) addressed to Lender and its successors and assigns, (iii) made in compliance with the requirements of the Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder and the Uniform Standards of Professional Appraisal Practice, and (iv) otherwise reasonably satisfactory to Lender in all material respects.

“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by Borrower in leasing space at the Property pursuant to non-residential Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable non-residential Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with non-residential Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed non-residential Lease documents and brokerage agreements.

“Approved Replacement Guarantor” shall mean a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Lender in Lender’s sole discretion, for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency and (v) who Controls Borrower (or Transferee Borrower, as applicable) and owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (1) only one such Approved Replacement Guarantor must Control Borrower (or Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in Borrower (or Transferee Borrower, as applicable)) and (2) the obligations of all Approved Replacement Guarantors shall be joint and several.

“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated as of the date hereof among Borrower, Manager and Lender.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower’s Knowledge” shall mean the actual knowledge of (i) David Bistricer, (ii) Sam Levinson or (iii) such Person or Persons who is primarily responsible for the ownership, operation or acquisition of the Property or who is reasonably likely to be familiar with the subject matter qualified by such phrase; and in each case, after conducting such due diligence in connection with the Property, the Borrower, the borrowing of the Loan and the representations that are qualified in this Agreement as being made to “Borrower’s Knowledge” as is customary for Borrower in connection with the ownership, operation and acquisition of similar properties to the Property.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, and Manager.

“Clearing Account Agreement” shall mean a deposit account control agreement with respect to the Clearing Account, to be entered into pursuant to Section 6.1, among Borrower, Lender, Manager and Clearing Bank, in substantially the form attached hereto as Exhibit C, or such other form that has been approved by Lender.

“Clipper Realty” shall mean Clipper Realty, Inc., a Maryland corporation.

“Clipper Management Agreement” shall mean that certain Management Agreement, dated as of November 8, 2016, by and between Borrower and Clipper Manager, pursuant to which Clipper Manager provides management and other services with respect to the Property.

“Clipper Manager” shall mean Clipper Realty L.P., a Delaware limited partnership.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Combined Debt Yield” shall mean, on any date of determination, a ratio, expressed as a percentage, as reasonably determined by Lender, in which:

(a)     the numerator is the Underwritten Net Cash Flow as of such determination date; and

(b)     the denominator is the sum of the Outstanding Principal Balance plus the Mezzanine Principal Balance, each as of such determination date.

“Combined Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the sum of the Outstanding Principal Balance plus the Mezzanine Principal Balance, and the denominator is equal to the appraised value of the Property, as determined by Lender in its sole discretion.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any applicable Prepayment Fee and/or Liquidated Damages Amount, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled principal and interest payments due under the Loan.

“Debt Yield” shall mean, on any date of determination, a ratio, expressed as a percentage, as reasonably determined by Lender, in which:

(a)     the numerator is the Underwritten Net Cash Flow as of such determination date; and

(b)     the denominator is the Outstanding Principal Balance as of such determination date.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4%) above the Interest Rate.

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account. Lender may in its sole discretion change the Deposit Bank from time to time.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the lesser of (i) the Treasury Rate and (ii) the Swap Rate, each when compounded semi-annually.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Account shall have the meaning set forth in the Cash Management Agreement. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“Equinox Litigation” shall mean that certain litigation entitled Equinox Tribeca, Inc. v. 50 Murray Street Acquisition, LLC, as successor in interest to Lionshead 110 Development, LLC, filed under index no. 650689/2016 in the Supreme Court of the State of New York, County of New York and any other counterclaim, claim, action, lawsuit or proceeding based on the facts and circumstances contained therein.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or Guarantor, or is treated as a single employer together with Borrower or Guarantor under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” shall mean (i) the failure on the part of Borrower, Guarantor, or any ERISA Affiliate to make any required contribution to a Multiemployer Plan when due; (ii) a determination that any Multiemployer Plan (other than the Multiemployer Plan to which contributions are required under the Union Contract) is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (iii) the imposition of liability on Borrower or Guarantor, or any ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA or as a result of contract or indemnification relating to any Plan or Multiemployer Plan; (iv) the withdrawal of Borrower, Guarantor, or any ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by Borrower, Guarantor, or any ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (v) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA, respectively) with respect to any Plan which could reasonably be expected to result in liability to Borrower or Guarantor; (vi) there is any investigation or review by any governmental agency, or action, suit, proceeding or arbitration concerning any matter with respect to any Employee Benefit Plan; or (vii) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against Borrower, Guarantor, or any ERISA Affiliates in connection with any Multiemployer Plan or Plan.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained by Borrower, Guarantor, or any ERISA Affiliate or to which Borrower, Guarantor, or any ERISA Affiliate makes contributions or with respect to which any of them has any liability.

“Family Member” shall mean with respect to any Person, each sibling, family trust, parent, spouse, child (or step-child), grandchild or other lineal descendant of the applicable Person.

“First Mezzanine Borrower” shall mean 50 Murray Mezz One LLC, a Delaware limited liability company.

“First Mezzanine Debt Service Payment” shall mean, as to each Monthly Payment Date, an amount equal to the scheduled payment of interest (excluding default interest) payable by First Mezzanine Borrower on such Monthly Payment Date pursuant to the terms of the First Mezzanine Loan Documents.

“First Mezzanine Lender” shall mean Deutsche Bank AG, New York Branch, in its capacity as the holder of the First Mezzanine Loan and any subsequent holder of the First Mezzanine Loan to whom the First Mezzanine Loan has been assigned or transferred pursuant to the terms of the Intercreditor Agreement.

“First Mezzanine Lender Payment Instruction” shall mean a notice, which notice may be in the form of the monthly payment invoice sent to First Mezzanine Borrower, setting forth the Monthly First Mezzanine Debt Service Payment and with respect to the initial notice or if there is any change from the initial notice or any prior notice, (i) the First Mezzanine Loan Account and (ii) wire instructions for such payment.

“First Mezzanine Loan” shall mean that certain mezzanine loan in the principal amount of $53,000,000.00 made on the date hereof by First Mezzanine Lender to First Mezzanine Borrower, and evidenced and secured by the First Mezzanine Loan Documents.

“First Mezzanine Loan Default” shall mean an “Event of Default” under the First Mezzanine Loan and as defined in the First Mezzanine Loan Documents.

“First Mezzanine Loan Default Notice” shall mean a notice from First Mezzanine Lender, with respect to the First Mezzanine Loan (upon which Lender may conclusively rely without any inquiry into the validity thereof) that a First Mezzanine Loan Default has occurred.

“First Mezzanine Loan Default Period” shall commence upon receipt by Lender of a First Mezzanine Loan Default Notice and shall terminate upon receipt by Lender of a First Mezzanine Loan Default Revocation Notice with respect to such First Mezzanine Loan Default Notice (provided that no other First Mezzanine Loan Default Notice has been received by Lender that has not been revoked by a First Mezzanine Loan Default Revocation Notice).

“First Mezzanine Loan Default Revocation Notice” shall mean a notice from First Mezzanine Lender, with respect to the First Mezzanine Loan (upon which Lender may conclusively rely without any inquiry into the validity thereof) that a First Mezzanine Loan Default of which Lender was previously notified has either been cured or waived.

“First Mezzanine Loan Documents” shall mean any documents, agreements and instruments now or hereafter evidencing, securing or delivered to First Mezzanine Lender in connection with the First Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“First Mezzanine Payment Account” shall mean the account established by First Mezzanine Lender for the purpose of receiving First Mezzanine Debt Service Payments.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).

“GPR” shall mean the sum of (i) annualized actual in place rents under bona fide residential Leases at the Property and (ii) annualized market rents (as determined by Lender in its reasonable discretion) for units that are vacant as of the applicable date of calculation.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof).

“Guarantor” shall mean Clipper Realty, or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) all obligations under any PACE Loans and (viii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean a firm of certified public accountants selected by Borrower, which is Independent and reasonably acceptable to Lender. Lender confirms that as of the date hereof, Mayer Rispler & Co. and BDO Seidman, LLP are each approved as an Independent Accountant.

“Individual Property” shall mean each of (i) the 110 Church Property and (ii) the 53 Park Place Property.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Backenroth, Frankel & Krinsky LLP in connection with the Loan, together with any subsequent or updated non-consolidation opinion required to be delivered in connection with this Agreement or the other Loan Documents, in each case from counsel providing the initial Insolvency Opinion or other counsel acceptable to Lender and the Rating Agencies, covering such “pairings” and in form and substance acceptable to Lender and satisfying all Rating Agency requirements.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement entered into by Lender and each Mezzanine Lender with respect to the Loan and the Mezzanine Loans, as the same may be modified, amended, restated, supplemented or replaced from time to time.

“Interest Rate” shall mean a rate 4.506% per annum.

“Key Principal Estate” shall mean, in the event of the death of David Bistricer, the estate of David Bistricer (during the pendency of the settlement of the estate of David Bistricer).

“Key Principal(s)” shall mean Clipper Realty and David Bistricer, each a “Key Principal” and, collectively, the “Key Principals”.

“Key Principal Ownership/Control Conditions” shall mean the continued satisfaction of the following conditions: either (a) both (i) Clipper Realty owns and continues to own at least forty percent (40%) of all equity interests (direct or indirect) in Borrower and shall continue to Control Borrower and the day to day operations of Borrower and (ii) Clipper Realty, together with David Bistricer (or the Key Principal Estate and/or Family Members of David Bistricer upon the death of David Bistricer) and The David Bistricer 2014 Trust (u/t/a dated December 30, 2014), owns and shall continue to own (in the aggregate, without duplication) at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower (provided, for the avoidance of doubt, that the foregoing shall not be deemed to restrict David Bistricer from selling any of his shares in Clipper Realty, provided that the Key Principal Ownership/Control Conditions shall continue to be satisfied) or (b) both (i) Clipper Realty owns and continues to own at least twenty-five percent (25%) of all equity interests (direct or indirect) in Borrower and shall continue to Control Borrower and the day to day operations of Borrower and (ii) Clipper Realty, together with one or more Qualified Equity Holders, owns and shall continue to own (in the aggregate, without duplication) at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement (whether written or oral and whether now or hereafter in effect) relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of Two Hundred Fifty-Seven Million and 00/100 Dollars ($257,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Cash Management Agreement, the Assignment of Management Agreement and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the appraised value of the Property, as determined by Lender in its sole discretion.

“Low Debt Yield Period” shall commence if, as of any Calculation Date, either (a) the Combined Debt Yield is less than 4.50% or (b) the Debt Yield is less than 6.89%, and shall end if, as of any subsequent Calculation Date, the Property has achieved both (i) a Combined Debt Yield of at least 4.5% and (ii) a Debt Yield of at least 6.89%, in each case, as determined by Lender. For the avoidance of doubt, by way of example, a Combined Debt Yield of less than 4.50% equates to an Underwritten Net Cash Flow of less than $16,200,000.00 based upon an aggregate loan amount (i.e., mortgage and mezzanine) of $360,000,000.00.

“Major Contract” shall mean (i) any management agreement, (ii) any brokerage or leasing agreement; provided, however, that a brokerage or leasing agreement shall not be considered a Major Contract if it is (A) with a nationally or regionally recognized brokerage or leasing company and (B) cancellable on thirty days or less notice without requiring the payment of a termination fee or payment of any kind (other than the payment of amounts due through the date of cancellation) and without any so-called “tail” liability for leases entered into more than six (6) months after such cancellation or termination, (iii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes shall mean, contracts which (1) extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind (other than paying amounts due through the date of cancellation) and (2) have annual gross payment obligations of at least $1,500,000 per contract or agreement, or per the collective group of contracts or agreements entered into with affiliated counterparties), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral, (iv) management, brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) that is between Borrower and an Affiliate of Borrower or (v) any union contract including, without limitation, the Union Contract.

“Major Lease” shall mean (a) any non-residential Lease in excess of 18,000 square feet, or which would convert any residential apartments or units to commercial use, (b) any residential Leases which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such residential Lease, covers more than fifty (50) apartment units, (c) any Lease that contains an option or other preferential right to purchase all or any portion of the Property, (d) any Lease that is with an Affiliate of Borrower or Guarantor or (e) any non-residential Lease that is entered into during the continuance of a Trigger Period.

“Management Agreement” shall mean the Clipper Management Agreement or any replacement management agreement entered into by and between Borrower and Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean (i) Clipper Manager or (ii) any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean the occurrence or existence of a condition or event which would (i) have a material adverse effect on (A) the value of the Property, (B) the financial condition of Borrower, (C) the ability of Guarantor to maintain and continue to satisfy the Guarantor Financial Covenants, (D) the Underwritten Net Cash Flow or (E) the ability of Borrower or Guarantor to pay any amounts under the Loan Documents as they become due, (ii) prevent Borrower or Guarantor from performing their respective material obligations under this Agreement or any of the other Loan Documents, and/or (iii) prevent or materially impede or limit Lender’s ability to exercise its rights and remedies provided by the Loan Documents.

“Material Alteration” shall mean any alteration(s) affecting structural elements of the Improvements, utility or HVAC system contained in any Improvements or the exterior of the Property, the cost of which exceeds, when aggregated with all other such alterations then ongoing, the Alteration Threshold; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Annual Debt Service” shall mean the product of (a) the First Mezzanine Debt Service Payment, plus the Second Mezzanine Debt Service Payment, plus (if a New Mezzanine Loan is created) the New Mezzanine Debt Service Payment, in each case, that was due on the immediately preceding Monthly Payment Date, multiplied by (b) twelve (12).

“Mezzanine Borrowers” shall mean, collectively, First Mezzanine Borrower, Second Mezzanine Borrower and (if a New Mezzanine Loan is created) New Mezzanine Loan Borrower, and “Mezzanine Borrower” shall mean any of the foregoing.

“Mezzanine Lenders” shall mean, collectively, First Mezzanine Lender, Second Mezzanine Lender and (if a New Mezzanine Loan is created) New Mezzanine Lender, and “Mezzanine Lender” shall mean any of the foregoing.

“Mezzanine Loans” shall mean, collectively, the First Mezzanine Loan, the Second Mezzanine Loan and (if created) the New Mezzanine Loan, and “Mezzanine Loan” shall mean any of the foregoing.

“Mezzanine Loan Default Period” shall commence upon the commencement of a First Mezzanine Loan Default Period, a Second Mezzanine Loan Default Period or (if a New Mezzanine Loan is created) a New Mezzanine Loan Default Period, and shall terminate upon the termination of any existing First Mezzanine Loan Default Period, any existing Second Mezzanine Loan Default Period and (if a New Mezzanine Loan is created) any existing New Mezzanine Loan Default Period.

“Mezzanine Loan Documents” shall mean, collectively, the First Mezzanine Loan Documents, the Second Mezzanine Loan Documents and (if a New Mezzanine Loan is created) the New Mezzanine Loan Documents.

“Mezzanine Principal Balance” shall mean the outstanding principal balance of the First Mezzanine Loan, plus the outstanding principal balance of the Second Mezzanine Loan, plus (if a New Mezzanine Loan is created) the outstanding principal balance of the New Mezzanine Loan.

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such Monthly Payment Date occurs.

“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be April 6, 2018.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, (i) to which Borrower, Guarantor, or any of their ERISA Affiliates is making or accruing or has (or has had) an obligation to make or accrue contributions, or (ii) with respect to which Borrower, Guarantor, or any of their ERISA Affiliates could be subjected to any liability whether under Title IV of ERISA or by contract or agreement or otherwise.

“New Mezzanine Debt Service Payment” shall mean, as to each Monthly Payment Date, an amount equal to the scheduled payment of interest (excluding default interest) payable by New Mezzanine Loan Borrower on such Monthly Payment Date pursuant to the terms of the New Mezzanine Loan Documents.

“New Mezzanine Lender Payment Instruction” shall mean a notice, which notice may be in the form of the monthly payment invoice sent to New Mezzanine Loan Borrower, setting forth the Monthly New Mezzanine Debt Service Payment and with respect to the initial notice or if there is any change from the initial notice or any prior notice, (i) the New Mezzanine Loan Account and (ii) wire instructions for such payment.

“New Mezzanine Loan Default” shall mean an “Event of Default” under the New Mezzanine Loan and as defined in the New Mezzanine Loan Documents.

“New Mezzanine Loan Default Notice” shall mean a notice from New Mezzanine Lender, with respect to the New Mezzanine Loan (upon which Lender may conclusively rely without any inquiry into the validity thereof) that a New Mezzanine Loan Default has occurred.

“New Mezzanine Loan Default Period” shall commence upon receipt by Lender of a Mezzanine Loan Default Notice and shall terminate upon receipt by Lender of a Mezzanine Loan Default Revocation Notice with respect to such New Mezzanine Loan Default Notice (provided that no other Mezzanine Loan Default Notice has been received by Lender that has not been revoked by a Mezzanine Loan Default Revocation Notice).

“New Mezzanine Loan Default Revocation Notice” shall mean a notice from New Mezzanine Lender, with respect to the New Mezzanine Loan (upon which Lender may conclusively rely without any inquiry into the validity thereof) that a New Mezzanine Loan Default of which Lender was previously notified has either been cured or waived.

“New Mezzanine Loan Documents” shall mean any documents, agreements and instruments now or hereafter evidencing, securing or delivered to New Mezzanine Lender in connection with the New Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“New Mezzanine Payment Account” shall mean the account established by New Mezzanine Lender for the purpose of receiving New Mezzanine Debt Service Payments.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Open Prepayment Date” shall mean December 6, 2027.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with an Acceptable Accounting Method. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Section 4.9.2 hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the management fees actually paid under the Management Agreement, (iv) administrative, payroll, security and general expenses for the Property, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums and (xiii) all underwritten reserves required by Lender hereunder (without duplication of actual reserve collected). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.

“Operating Income” shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property, including:

(a)     all amounts payable to Borrower by any Person as Rent and other amounts under Leases or other agreements relating to the Property;

(b)     business interruption insurance proceeds allocable to the applicable reporting period; and

(c)     all other amounts which in accordance with an Acceptable Accounting Method, are included in Borrower’s annual financial statements as operating income attributable to the Property.

Notwithstanding the foregoing, Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any Rent attributable to a Lease prior to the date in which the Tenant thereunder has taken occupancy or in which the actual payment of rent is required to commence thereunder, (d) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(6)” of the definition thereof, (e) security deposits received from Tenants until forfeited or applied, (f) any Lease Termination Payments and (g) any Rents paid by or on behalf of any non-residential Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been assumed by the trustee in such proceeding or action. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with an Acceptable Accounting Method.

“Operations Agreements” shall mean any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents and the Mezzanine Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent or which are being contested in good faith in accordance with the requirements of Section 4.3, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien or insured over pursuant to an endorsement to the Title Insurance Policy; and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean those certain Property Condition Reports, prepared by CBRE Assessment & Consulting Services as Project Nos. PC80141163-101 and PC80141163-102.

“Plan” shall mean a plan as defined in Section 3(3) of ERISA subject to Title IV of ERISA other than a Multiemployer Plan, (i) maintained or sponsored by Borrower, Guarantor, or any of their ERISA Affiliates or (ii) with respect to which Borrower, Guarantor, or any of their ERISA Affiliates could be subjected to any liability whether under Title IV of ERISA or by contract or agreement or otherwise.

“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) five percent (5%) of the unpaid principal balance of the Note as of the Repayment Date.

“Prepayment Notice” shall mean a prior revocable written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is intended to be made pursuant to Section 2.4 hereof, which date shall be no earlier than ten (10) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice, provided that, upon giving of at least three (3) Business Days’ prior notice to Lender, Borrower may revoke such Prepayment Notice or change the intended date of such prepayment to any Business Day specified in such notice to Lender; provided, further, that if Borrower delivers a Prepayment Notice and revokes such notice, Borrower shall reimburse Lender for all out-of-pocket costs and expenses incurred by Lender with respect to the actions taken as a result of such revoked Prepayment Notice (including reasonable attorneys’ fees).

“Property” shall mean the parcels of real property described on Exhibit A attached hereto and made a part hereof, the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage. The Property is located at 50 Murray Street (aka 110-120 Church Street), New York, New York (the “110 Church Property”) and 53 Park Place, New York, New York (the “53 Park Place Property”)

“Qualified Equity Holder” shall mean a Qualified Transferee that is a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, real estate investment trust, investment fund or an institution substantially similar to any of the foregoing, provided in each case, that such institution has total real estate assets in the United States or Canada (in name or under management) in excess of $750,000,000 and a capital/statutory surplus or shareholder equity in excess of $350,000,000, in each case, exclusive of the Property.

“Qualified Manager” shall mean (i) Clipper Manager or an entity wholly-owned and Controlled by Clipper Manager, (ii) Clipper Equity LLC or (iii) a Manager approved by Lender in Lender’s reasonable discretion, which approval at Lender’s option may be conditioned upon Lender’s receipt of a Rating Agency Confirmation.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee, and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of 10% or more in Borrower as a result of such proposed transfer, Satisfactory Search Results with respect to such proposed transferee.

“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Change” shall mean, at any time hereafter, (i) any change in any Legal Requirement (including by repeal, amendment or otherwise) or in the interpretation or application thereof by any central bank or other Governmental Authority or (ii) any new or revised request, guidance or directive issued by any central bank or other Governmental Authority and applicable to Lender.

“Related Loan” shall mean a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any Note or any portion thereof or any portion of the Loan.

“Rent Regulation Laws” shall mean the Emergency Tenant Protection Act of 1974 (Unconsolidated Laws, Section 8621 et. seq.), the New York City Rent Stabilization Law (Chapter 4, Title 26 of the New York City Administrative Code), the New York City Rent Stabilization Code (Chapter VIII, Subtitle S, Title 9 of the New York City Rules and Regulations), and the rent regulation provisions of Section 11-243 of the New York City Administrative Code, and any Legal Requirement applicable to residential rent overcharges or rent rollbacks, harassment or evasion or denial of residential tenant rights, including any other statute, rule or regulation or relevant case determination that imposes limitations on, or otherwise regulates, rent that may be charged to residential tenants or obligations on the part of landlords to renew residential leases and provide services to tenants, and any regulations promulgated thereunder, as each of the foregoing may have been or may hereafter be amended or replaced from time to time.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager (excluding management fees paid to Manager) or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, signage income, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.

“Repayment Date” shall mean the date of a defeasance or prepayment (as applicable) of the Loan pursuant to the provisions of Section 2.4 hereof.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Insurance Funds, the Tax Funds, the Capital Expenditure Funds, the Rollover Funds, and the Casualty and Condemnation Funds and the Cash Collateral Funds.

“Restoration” shall mean the repair, restoration and re-tenanting of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Combined DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Property, based on Rents in place (annualized and including rental loss insurance proceeds) and expenses on a pro forma basis (and therefore exclusive of expenses relating to such Restoration), to (b) an amount equal to the sum of the Annual Debt Service plus the Mezzanine Annual Debt Service.

“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Property, based on Rents in place (annualized and including rental loss insurance proceeds) and expenses on a pro forma basis (and therefore exclusive of expenses relating to such Restoration), to (b) an amount equal to the Annual Debt Service.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Satisfactory Search Results” shall mean, with respect to any Person, review and approval of Lender’s customary anti-financial crime and “Know Your Customer” searches and procedures and satisfactory credit history check, litigation, judgment, and other related searches that indicate that there are no pending litigation, pending proceedings, outstanding judgments or violation of any Anti-Money Laundering Laws against such Person and provide confirmation that such Person is not on any Government List.

“Second Mezzanine Borrower” shall mean 50 Murray Mezz Two LLC, a Delaware limited liability company.

“Second Mezzanine Debt Service Payment” shall mean, as to each Monthly Payment Date, an amount equal to the scheduled payment of interest (excluding default interest) payable by Second Mezzanine Borrower on such Monthly Payment Date pursuant to the terms of the Second Mezzanine Loan Documents.

“Second Mezzanine Lender” shall mean Deutsche Bank AG, New York Branch, in its capacity as the holder of the Second Mezzanine Loan and any subsequent holder of the Second Mezzanine Loan to whom the Second Mezzanine Loan has been assigned or transferred pursuant to the terms of the Intercreditor Agreement.

“Second Mezzanine Lender Payment Instruction” shall mean a notice, which notice may be in the form of the monthly payment invoice sent to Second Mezzanine Borrower, setting forth the Monthly Second Mezzanine Debt Service Payment and with respect to the initial notice or if there is any change from the initial notice or any prior notice, (i) the Second Mezzanine Loan Account and (ii) wire instructions for such payment.

“Second Mezzanine Loan” shall mean that certain mezzanine loan in the principal amount of $50,000,000.00 made on the date hereof by Second Mezzanine Lender to Second Mezzanine Borrower, and evidenced and secured by the Second Mezzanine Loan Documents.

“Second Mezzanine Loan Default” shall mean an “Event of Default” under the Second Mezzanine Loan and as defined in the Second Mezzanine Loan Documents.

“Second Mezzanine Loan Default Notice” shall mean a notice from Second Mezzanine Lender, with respect to the Second Mezzanine Loan (upon which Lender may conclusively rely without any inquiry into the validity thereof) that a Second Mezzanine Loan Default has occurred.

“Second Mezzanine Loan Default Period” shall commence upon receipt by Lender of a Second Mezzanine Loan Default Notice and shall terminate upon receipt by Lender of a Second Mezzanine Loan Default Revocation Notice with respect to such Second Mezzanine Loan Default Notice (provided that no other Second Mezzanine Loan Default Notice has been received by Lender that has not been revoked by a Second Mezzanine Loan Default Revocation Notice).

“Second Mezzanine Loan Default Revocation Notice” shall mean a notice from Second Mezzanine Lender, with respect to the Second Mezzanine Loan (upon which Lender may conclusively rely without any inquiry into the validity thereof) that a Second Mezzanine Loan Default of which Lender was previously notified has either been cured or waived.

“Second Mezzanine Loan Documents” shall mean any documents, agreements and instruments now or hereafter evidencing, securing or delivered to Second Mezzanine Lender in connection with the Second Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Second Mezzanine Payment Account” shall mean the account established by Second Mezzanine Lender for the purpose of receiving Second Mezzanine Debt Service Payments.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.

“State” shall mean New York.

“Stated Maturity Date” shall mean March 6, 2028.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Swap Rate” shall mean the yield calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), with maturities (one longer and one shorter) most nearly approximating the Stated Maturity Date (in the event Reuters Capital Markets screen 19901 is no longer available, Lender shall select a comparable publication to determine such yield).

“Taxes” shall mean (i) all real estate taxes, assessments, water rates or sewer rents (collectively, “Real Estate Taxes”) and (ii) personal property taxes, in each case now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof.

“Trigger Period” shall commence upon (i) the occurrence of an Event of Default, (ii) the commencement of a Low Debt Yield Period or (iii) the commencement of a Mezzanine Loan Default Period, and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Yield Period has ended pursuant to the terms hereof or (C) with respect to a Trigger Period continuing due to clause (iii), the Mezzanine Loan Default Period has ended pursuant to the terms hereof.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or ending at such other date for which Underwritten Net Cash Flow is determined), the excess of:

(a) the sum of: (1) annualized actual in place base rents and monthly recoveries received by Borrower under bona fide non-residential Leases at the Property with Tenants in occupancy, open for business and paying full, unabated rent as of the date of such calculation, and actual percentage rents received by Borrower under such non-residential Leases for the twelve (12) months preceding such calculation; plus (2) the GPR; plus (3) actual net cash flow receipts received by Borrower from sources other than rents at the Property (and except as described in foregoing clauses (1) and (2)) to the extent such receipts are recurring in nature and properly included as Operating Income for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, over

(b) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, the sum of Operating Expenses over such twelve (12) period, in each case adjusted to reflect Lender’s reasonable determination of: (i) with respect to the non-residential portion of the Property, a vacancy factor equal to the actual vacancy rate at the Property (excluding the area consisting of residential space); (ii) with respect to the residential portion of the Property, a vacancy factor equal to the actual vacancy rate at the Property (excluding the non-residential commercial space at the Property); (iii) subtraction of (A) an imputed capital improvement requirement amount equal to $0.20 per rentable square foot of commercial space at the Property per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve) and (B) $300 per residential apartment at the Property per annum; (iv) an adjustment so that property management fees are equal to 2% of Rents; (v) exclusion of amounts representing non-recurring items; (vi) amounts received from (A) commercial Tenants not currently in occupancy and paying full, unabated rent, (B) Tenants affiliated with Borrower or Guarantor, (C) commercial Tenants in default or in bankruptcy and (D) commercial Tenants under month-to-month Leases or commercial Leases where the term is about to expire; (vii) Taxes and Insurance Premiums payable for the twelve (12) month period succeeding such calculation (or imputed Insurance Premiums to the extent an Acceptable Blanket Policy is in effect with respect to the Policies required hereunder); and (viii) amounts received from (A) commercial Tenants not currently in occupancy and not paying full, unabated rent, (B) commercial Tenants in default or in bankruptcy and (C) commercial Tenants under month-to-month Leases or Leases expiring within the forthcoming ninety (90) days. Lender’s calculation of Underwritten Net Cash Flow shall be reasonable in all respects.

“Union Contract” shall mean that certain 2014 Apartment Building Agreement between Realty Advisory Board on Labor Relations Incorporated and Service Employees International Union, Local 32BJ, effective April 21, 2014 to April 20, 2018.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

“Violations” shall mean the “Violations” as defined and referred to in the Violations Undertaking.

“Violations Undertaking” shall mean that certain Violations Undertaking dated as of the date hereof, executed and delivered by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date.

Section 1.2     Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:

“110 Church Property” – Definition of “Property”

“421-g Tax Benefits” – 3.1.36

“53 Park Place Property” – Definition of “Property”

“A Notes” – 2.1.3

“Acceptable Blanket Policy” - 5.1.1(c)

“Accounts” - 6.1

“Act” - Schedule V

“Agreement” - Introductory Paragraph

“Anti-Corruption Obligation” - 4.33
“Approved Annual Budget” - 4.9.5
“Approved Extraordinary Operating Expense” - 4.9.6

“Approved Monthly BI Expenses” - 5.4(f)

“Available Cash” - 6.9.1

“B Note” – 2.1.3

“Bail-In Action” – 10.26

“Bail-In Legislation” – 10.26

“Borrower” - Introductory Paragraph

“Borrower’s Recourse Liabilities” - 10.1

“Broker” - 10.19

“Capital Expenditure Account” - 6.5.1

“Capital Expenditure Funds” - 6.5.1

“Cash Collateral Account” - 6.8

“Cash Collateral Funds” – 6.8

“Cash Management Accounts” - 6.10

“Casualty” - 5.2

“Casualty and Condemnation Account” - 6.7

“Casualty and Condemnation Funds” - 6.7

“Casualty Consultant” - 5.4(b)(iii)

“Casualty Retainage” - 5.4(b)(iv)

“Cause” - Schedule V

“Clearing Account” - 6.1

“Clearing Bank” - 6.1

“Committee” - Schedule V

“Condemnation Proceeds” - 5.4(b)

“Defeasance Collateral” - 2.4.2(a)(iii)

“Defeasance Lockout Expiration Date” - 2.4.2(a)

“Defeasance Security Agreement” - 2.4.2(a)(iii)

“Disclosure Document” - 9.2(a)

“Easements” - 3.1.11

“EEA Financial Institution” – 10.26

“EEA Member Country” – 10.26

“EEA Resolution Authority” – 10.26

“Embargoed Person” - 4.32(c)

“Equipment” - Mortgage

“ERISA” - 4.31

“EU Bail-In Legislation Schedule” – 10.26

“Event of Default” - 8.1

“Exchange Act” - 9.2(a)

“Exchange Act Filing” - 9.1(d)

“Extraordinary Operating Expense” - 4.9.6

“Final Order” – 4.34(a)

“Government Lists” - 4.32(b)

“HCR” – 4.34(a)

“Improvements” - Mortgage

“Increased Costs” – 10.24.1

“Indemnified Liabilities” - 4.30

“Independent Director” - Schedule V

“Independent Manager” - Schedule V

“Initial Interest Period” - 2.3.1

“Insurance Account” - 6.4.1

“Insurance Funds” - 6.4.1

“Insurance Premiums” - 5.1.1(b)

“Insurance Proceeds” - 5.4(b)

“Intellectual Property” - 3.1.33

“Interest Period” - 2.3.2

“Lease Termination Payments” - 6.6.1(b)(i)

“Lender” - Introductory Paragraph

“Lender Group” - 9.2(b)

“Liabilities” - 9.2(b)

“Licenses” - 3.1.9

“Liquidated Damages Amount” - 2.4.5(b)

“Monthly Debt Service Payment Amount” - 2.3.1

“Nationally Recognized Service Company” - Schedule V

“Net Proceeds” - 5.4(b)

“Net Proceeds Deficiency” - 5.4(b)(vi)

“New Mezzanine Lender” - 9.3.2

“New Mezzanine Loan” - 9.3.2

“New Mezzanine Loan Borrower” - 9.3.2

“Note” - 2.1.3

“Note A-1” - 2.1.3

“Note A-2” - 2.1.3

“Note A-3” - 2.1.3

“Note A-4” - 2.1.3

“Note A-5” - 2.1.3

“Note A-6” - 2.1.3

“Note A-7” - 2.1.3

“Notice” - 10.6

“OFAC” - 4.32(b)

“Other Taxes” – 10.24.3

“Patriot Act Offense” - 4.32(b)

“Permitted Equipment Financing” - 4.21

“Permitted Indebtedness” - 4.21

“Permitted Investments” - Cash Management Agreement

“Permitted Transfer” - 7.2

“PML” - 5.1.1(a)

“Policies” - 5.1.1(b)

“Qualified Carrier” - 5.1.1(i)

“Radius” – 5.1.1(c)

“Real Estate Taxes” – 1.1 (Definition of “Taxes”)

“Release Date” - 2.4.2(a)(i)

“Required Records” - 4.9.7

“Required Repairs” - 6.2

“Review Waiver” - 10.3(b)

“Rollover Account” – 6.6.1

“Rollover Funds” – 6.6.1

“Secondary Market Transaction” - 9.1(a)

“Securities” - 9.1(a)

“Securities Act - 9.2(a)

“Securitization” - 9.1(a)

“SEL” - 5.1.1(a)(i)

“Servicer” - 10.21

“Servicing Agreement” - 10.21

“SFHA” – 5.1.1(a)(i)

“Sole Member” - Schedule V

“Special Member” - Schedule V

“Special Purpose Bankruptcy Remote Entity” - Schedule V

“Springing Recourse Event” - 10.1

“Successor Borrower” - 2.4.2(b)

“Tax Account” - 6.3.1

“Tax Funds” - 6.3.1

“Transfer” - 4.2

“Transfer and Assumption” - 7.1

“Transferee Borrowers” - 7.1

“Transferee First Mezzanine Borrower” - 7.1

“Transferee Mortgage Borrower” - 7.1

“Transferee New Mezzanine Borrower” - 7.1

“Transferee Second Mezzanine Borrower” - 7.1

“Underwriter Group” - 9.2(b)

“Updated Information” - 9.1(b)(i)

“Write-Down and Conversion Powers” – 10.26

Section 1.3     Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All references to the Borrower’s use of proceeds of any Mezzanine Loan shall be deemed to constitute a capital contribution from the applicable Mezzanine Borrower to Borrower and shall be recorded accordingly in the books and records of Borrower and the applicable Mezzanine Borrower. Notwithstanding anything to the contrary herein, nothing in this Agreement creates an obligation of Borrower with respect to any of the Mezzanine Loan Documents, and Borrower has no obligation to comply with and shall not otherwise be liable under any of the Mezzanine Loan Documents.

Article 2

THE LOAN

Section 2.1     The Loan.

2.1.1     Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2     Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3     The Note. The Loan shall be evidenced by:

(a)     that certain Promissory Note A-1, of even date herewith, in the stated principal amount of $50,000,000.00 executed by Borrower to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-1”);

(b)     that certain Promissory Note A-2, of even date herewith, in the stated principal amount of $30,000,000.00 executed by Borrower to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-2”);

(c)     that certain Promissory Note A-3, of even date herewith, in the stated principal amount of $30,000,000.00 executed by Borrower to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-3”);

(d)     that certain Promissory Note A-4, of even date herewith, in the stated principal amount of $30,000,000.00 executed by Borrower to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-4”);

(e)     that certain Promissory Note A-5, of even date herewith, in the stated principal amount of $20,000,000.00 executed by Borrower to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-5”);

(f)     that certain Promissory Note A-6, of even date herewith, in the stated principal amount of $20,000,000.00 executed by Borrower to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-6”);

(g)     that certain Promissory Note A-7, of even date herewith, in the stated principal amount of $10,000,000.00 executed by Borrower to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-7”; and together with Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6 and Note A-7, collectively, the “A Notes” and individually, an “A Note”); and

(h)     that certain Promissory Note B, of even date herewith, in the stated principal amount of $67,000,000.00, executed by Borrower to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “B Note”).

The A Notes and the B Note may be referred to, either individually or collectively, as the context may require, as the “Note.” The Note shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4     Use of Proceeds. Borrower shall use proceeds of the Loan, the First Mezzanine Loan and the Second Mezzanine Loan to (i)  pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, and (iv) pay costs and expenses incurred in connection with the closing of the Loan, the First Mezzanine Loan and the Second Mezzanine Loan.

Section 2.2     Interest Rate.

2.2.1     Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

2.2.2     Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3     Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4     Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3     Loan Payments.

2.3.1     Payments. On the date hereof, Borrower shall pay interest on the unpaid Outstanding Principal Balance from the Closing Date through and including March 5, 2018 (the “Initial Interest Period”). On April 6, 2018 and each Monthly Payment Date thereafter through and including the Monthly Payment Date immediately preceding the Maturity Date, Borrower shall make a payment of interest on the Outstanding Principal Balance accrued at the Interest Rate during the Interest Period immediately preceding such Monthly Payment Date (the “Monthly Debt Service Payment Amount”). Unless otherwise elected by Lender, provided no Event of Default then exists, the interest paid on each Monthly Payment Date shall be applied (A) first, to the payment of interest then due and payable on the A Notes, applied on a pari passu basis among the A Notes and (B) second, to the payment of interest then due and payable on the B Note. Borrower shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.

2.3.2     Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the sixth (6th) day of each calendar month during the Term and shall end on and include the fifth (5th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3     Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4     Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5     Method and Place of Payment.

(a)     Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)     Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)     All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4     Prepayments.

2.4.1     Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2     Defeasance.

(a)     Conditions to Defeasance. Provided no Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) three (3) years after the date hereof (the “Defeasance Lockout Expiration Date”), Borrower may cause the release of the Property (in whole but not in part) from the Lien of the Mortgage and the other Loan Documents upon the satisfaction of the following conditions:

(i)     not less than thirty (30) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Monthly Payment Date;

(ii)     all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and

(iii)     Borrower shall deliver to Lender on or prior to the Release Date:

(A)     an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Stated Maturity Date, and (2) in amounts equal to or greater than each Monthly Debt Service Payment Amount through and including the Stated Maturity Date together with payment in full of the Outstanding Principal Balance as of the Stated Maturity Date (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(B)     a pledge and security agreement, in form and substance satisfactory to Lender in its sole discretion, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrower hereunder or under the Note shall be refunded to Borrower promptly after each Monthly Payment Date;

(C)     a certificate of Borrower certifying that all of the requirements set forth in this Section 2.4.2 have been satisfied;

(D)     an opinion of counsel for Borrower in form and substance acceptable to Lender in all respects and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms; and (2) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(E)     at Lender’s request, a Rating Agency Confirmation from each applicable Rating Agency or each such Rating Agency as is required by Lender;

(F)     a certificate from a firm of independent public accountants acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.4.2(a)(iii)(A) above;

(G)     such other certificates, documents or instruments as Lender may reasonably require; and

(H)     in connection with the conditions set forth above in this Section 2.4.2(a)(iii), Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to Section 2.4.2(a)(iii)(A) above to purchase the Defeasance Collateral.

(b)     Successor Borrower. Upon the defeasance of the Loan under this Section 2.4.2, Borrower may, or at the option of Lender shall, assign all of its Obligations, together with the pledged Defeasance Collateral, to a successor entity designated by Borrower and approved by Lender (in each case, the “Successor Borrower”). Such successor entity shall execute an assumption agreement in form and substance satisfactory to Lender in its sole discretion pursuant to which it shall assume Borrower’s Obligations and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that such assumption agreement is enforceable against Borrower and such successor entity in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Additionally, Borrower shall pay all costs and expenses incurred by Successor Borrower, including attorneys’ fees and expenses, incurred in connection therewith. In connection with a transfer of the Defeasance Collateral to the Successor Borrower, Borrower shall, as a condition to such defeasance, deliver or cause to be delivered a non-consolidation opinion in form and substance satisfactory to Lender and the Rating Agencies. Upon such assumption, Borrower shall be relieved of its Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically intended to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder.

(c)     Appointment as Attorney in Fact. Upon the defeasance of the Loan in accordance with clauses (a) and (b) of this Section 2.4.2, Borrower shall have no further right to prepay the Note pursuant to the other provisions of this Section 2.4.2 or otherwise. In connection with the conditions set forth in this Section 2.4.2, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrower. Borrower shall pay any and all expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.4.2.

2.4.3     Open Prepayment. Notwithstanding anything to the contrary contained herein, and provided that Borrower shall deliver to Lender a Prepayment Notice, Borrower may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any Business Day on or after the Open Prepayment Date. If such prepayment is not made on a Monthly Payment Date, Borrower shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date.

2.4.4     Mandatory Prepayments.

(a)     If Lender is not obligated to make Net Proceeds available to Borrower for Restoration and determines not to make any such Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment); Second; accrued and unpaid interest at the Interest Rate; Third, to the Outstanding Principal Balance; Fourth, to all amounts then due and payable under any New Mezzanine Loan Documents; Fifth, to all amounts then due and payable under the First Mezzanine Loan Documents; Sixth, to all amounts then due and payable under the Second Mezzanine Loan Documents and Seventh, to Borrower. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Prepayment Fee or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4. Any partial principal prepayment under this Section 2.4.4 shall be applied to the last payments of principal due under the Loan.

(b)     Any prepayment of the principal of the Loan made pursuant to this Section 2.4.4 hereof shall be applied (i) first, to the A Notes, applied on a pro rata and pari passu basis in accordance with the outstanding principal balances of the A Notes immediately prior to such prepayment, until the outstanding principal balance of all A Notes is reduced to zero and (ii) second, to the B Note.

2.4.5     Prepayments After Default.

(a)     If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, as part of the Debt, all of: (i) all accrued interest at the Default Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date, (ii) an amount equal to the Prepayment Fee, and (iii) in the event the payment occurs on or prior to the Defeasance Lockout Expiration Date, the Liquidated Damages Amount.

(b)     IF DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, ALL OR ANY PART OF THE LOAN IS REPAID ON OR PRIOR TO THE DEFEASANCE LOCKOUT EXPIRATION DATE, THEN BORROWER SHALL PAY TO LENDER, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, AND IN ADDITION TO ANY AND ALL OTHER SUMS AND FEES PAYABLE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AN AMOUNT EQUAL TO FIVE PERCENT (5%) OF THE PRINCIPAL AMOUNT BEING REPAID (THE “LIQUIDATED DAMAGES AMOUNT”).

(c)     Notwithstanding anything contained herein to the contrary, during the continuance of any Event of Default, any payment of principal or interest from whatever source may be applied by Lender among the A Notes and the B Note as Lender shall determine in its sole and absolute discretion.

2.4.6     Prepayments or Defeasance of Mezzanine Loans. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall Borrower permit any Mezzanine Borrower or any other Person to prepay or defease (which shall include, without limitation, any prepayment or defeasance in connection with any acceleration of any Mezzanine Loan) any Mezzanine Loan, in whole or in part, unless (a) the Debt is contemporaneously prepaid or defeased in full in accordance with the applicable terms and conditions of this Agreement, or (b) the Debt has been previously prepaid or defeased in full in accordance with the applicable terms and conditions of this Agreement.

Section 2.5     Release of Property.

2.5.1     Release Upon Defeasance. If Borrower has elected to defease the Note and the requirements of Section 2.4.2 have been satisfied, the Property shall be released from the Lien of the Mortgage and the other Loan Documents, and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall constitute the only collateral which shall secure the Note and all other Obligations. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Release Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Borrower, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Stated Maturity Date.

2.5.2     Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Notwithstanding anything to the contrary in this Article 2, upon the request of Borrower, and in lieu of releasing the Lien of the Mortgage, Lender shall take the actions with respect to the Mortgage in accordance with, and subject to, the terms and conditions set forth in Section 15.01(f) of the Mortgage.

Article 3

REPRESENTATIONS AND WARRANTIES

Section 3.1     Borrower Representations. Borrower represents and warrants that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1     Organization; Special Purpose. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower is a Special Purpose Bankruptcy Remote Entity.

3.1.2     Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3     No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4     Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrower’s Knowledge, threatened against Borrower, Guarantor, the Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, could reasonably likely result in a Material Adverse Effect.

3.1.5     Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or financial condition. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the financial condition or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

3.1.6     Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7     Property; Title.

(a)     Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, when properly filed in the appropriate records, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), to the extent that a security interest therein may be perfected by the filing of a financing statement in accordance with the UCC, all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b)     All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c)     The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d)     No Condemnation or other proceeding has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(e)     To Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.8     ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) none of Borrower or Guarantor are themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or a “plan” within the meaning of Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. Borrower has not engaged in any transaction in connection with any Plan that could subject Borrower to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code. As of the date hereof, neither Borrower nor Guarantor, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a Plan or has maintained or sponsored or contributed to or had any obligations with respect to any Plan for the six plan year period prior to the date hereof. Borrower is in compliance in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder and there are no material claims pending with respect to any such plan; (ii) no ERISA Event has occurred in the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur and (iii) all material amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by Borrower or to which Borrower has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. There would be no material liability (contingent or otherwise) of Borrower and any ERISA Affiliates with respect to the complete or partial withdrawal from all Multiemployer Plans if such a withdrawal were to occur as of the date hereof. All employees employed at the Property are the employees of Borrower, and, except for the Union Contract, neither Borrower nor any ERISA Affiliates has any obligation or liability with respect to any collective bargaining agreement or plans thereunder. Borrower and, with respect to the Property, Manager (1) are not involved in or been threatened in writing with any work stoppage, labor strike, slowdown or lockout labor dispute, material grievance or litigation relating to labor matters involving any employees at the Property, including, without limitation, claims relating to a violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (2) have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar law, and (3) are in compliance with, and not liable for non-compliance of any party with respect to, applicable labor and employment laws including wage-hour laws, tax withholding and other relevant laws relating to employees and independent contractors.

3.1.9     Compliance. Except as set forth in the zoning reports delivered to Lender prior to the Closing Date in connection with the closing of the Loan and the municipal searches received by Lender prior to the Closing Date, Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. The Property is used exclusively for residential multifamily and retail uses and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

3.1.10     Financial Information. All financial data, including the statements of cash flow and income and operating expense, with respect to the Borrower, the Guarantor and the Property, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with the Acceptable Accounting Method throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11     Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.12     Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.13     Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14     Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.

3.1.15     Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrower’s knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.16     Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.

3.1.17     Leases.

(a)     With respect to non-residential Leases, except as set forth on the rent roll attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (iii) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower, (x) the Tenants under the Leases are open for business and paying full, unabated rent and no Tenant has informed Borrower in writing that it intends to discontinue its business at its premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, except as set forth on Schedule I, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as set forth on Schedule I, (xii) no Tenant under any Lease has any right or option for additional space in the Improvements and (xiii) to Borrower’s Knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.

(b)     With respect to residential Leases, except as set forth on the rent rolls attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no material defaults thereunder by either party beyond any applicable notice or cure period, and, to Borrower’s Knowledge, except for certain rent arrearages as of the date of this Agreement as set forth on Schedule I, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and, there are no oral agreements with respect thereto, (iii) no Rent (including security deposits but not including last month’s rent) has been paid more than one (1) month in advance of its due date, (iv) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (v) Schedule I includes a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (vi) to Borrower’s Knowledge, each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, and (vii) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, except as set forth on Schedule I, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as set forth on Schedule I.

(c)     The rent roll attached hereto as Schedule I is true, complete and correct in all material respects and the Property is not subject to any Leases other than the Leases described in Schedule I. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases.

3.1.18     Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19     No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person of Borrower, and neither Borrower nor any constituent Person of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower does not have Borrower’s Knowledge of any constituent Person contemplating the filing of any such petition against it or such constituent Persons.

3.1.20     Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21     Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person, other than those Persons shown on Schedule III, has any ownership interest in, or right of Control, directly or indirectly, in Borrower.

3.1.22     Organizational Status. Borrower’s exact legal name is 50 Murray Street Acquisition LLC. Borrower is a single member limited liability company and the jurisdiction in which Borrower is organized is Delaware. Borrower’s Tax I.D. number is 47-2418604 and Borrower’s Delaware Organizational I.D. number is 5647853.

3.1.23     Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24     No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25     Purchase Options. Neither the Property nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.26     FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27    Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28     Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.29    Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30     Contracts.

(a)     Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)     Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to Borrower’s Knowledge, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)     Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)     No Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

3.1.31    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

3.1.32     Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a Material Adverse Effect. Borrower has no known contingent liabilities (other than the ongoing litigation relating to 421-g Tax Benefits at the Property, which, if adversely decided, would not have a Material Adverse Effect).

3.1.33     Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Property or the use or operations thereof or (ii) is the registered holder of any website with respect to the Property (other than Tenant websites).

3.1.34     Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s Knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s Knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.

3.1.35     Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

3.1.36     Residential Tax Benefits.   The Property received real estate tax benefits (the “421-g Tax Benefits”) pursuant to Real Property Tax Law (the “RPTL”) § 421-g (the “RPTL Tax Benefit Law”).  The tax “Exemption” for the 110 Church Property expired as of June 30, 2015 and the 110 Church Property tax “Abatement” expired as of June 30, 2017.  The tax “Exemption” for 53 Park Place expired as of June 30, 2013, and the tax “Abatement” for the 53 Park Place Property expired as of June 30, 2015.  Commencing July 1, 2017, the Property has not received any Tax Benefits of any kind, including section 421-g  Tax Benefits.

Section 3.2     Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Article 4

BORROWER COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

Section 4.1     Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2     Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners and members, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property. Therefore, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 7, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower, whether voluntarily or involuntarily or enter into or subject the Property to a PACE Loan (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) with respect to any corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) with respect to any limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing member, non-managing member, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner or limited partner or the transfer of the interest of any joint venturer or member, (v) any action or occurrence which results in the Key Principal Ownership/Control Conditions to no longer be satisfied and (vi) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower.

Section 4.3     Liens. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in Borrower or any portion of the Property, except for the Permitted Encumbrances. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrower shall deliver to Lender either (A) cash, or other security as may be reasonably approved by Lender, in an amount equal to one hundred ten percent (110%) of the contested amount, or (B) a payment and performance bond in an amount equal to 100% of the contested amount from a surety acceptable to Lender in its reasonable discretion; (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability; (vii) such contest shall not affect the ownership, use or occupancy of the Property; and (viii) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.4     Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5     Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property and comply with all Legal Requirements applicable to it and the Property.

Section 4.6     Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrower shall not permit or suffer, and shall promptly discharge, any Lien or charge against the Property with respect to Taxes and Other Charges, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred ten percent (110%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, provided that no such cash or other security shall be required in the amount of such Taxes or Other Charges if Lender reasonably determines that there are sufficient funds in the Tax Account for payment of such Taxes or Other Charges and any interest and penalties that may accrue thereon; (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability; (viii) such contest shall not affect the ownership, use or occupancy of the Property; and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated cancelled or lost or there shall be any imminent danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.7     Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against the Property, Borrower, Manager, or Guarantor which could reasonably be expected to have a Material Adverse Effect.

Section 4.8     Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

Section 4.9     Financial Reporting.

4.9.1     Generally. Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with an Acceptable Accounting Method, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time during normal business hours upon three (3) Business Days’ written notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall reasonably require. After an Event of Default, Borrower shall pay any out-of-pocket costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

4.9.2     Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter (and, with respect to the rent rolls under clause (ii) below, upon Lender’s request each calendar month prior to Securitization of the Loan), Borrower shall deliver to Lender:

(i)     unaudited financial statements, internally prepared in accordance with an Acceptable Accounting Method, including a balance sheet and profit and loss statement as of the end of such quarter (or month) and for the corresponding quarter of the previous year, and a statement of revenues and expenses for such quarter and the year to date, and a comparison of the year to date results with the results of the same period of the previous year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, and (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or the Property in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.

(ii)     a true, correct and complete rent roll for the Property, dated as of the last month of such fiscal quarter (or month, if applicable), showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter (or month, if applicable), the current annual rent for the Property, the expiration date of each Lease, whether, with respect to any non-residential Lease or Major Lease, to Borrower’s Knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any non-residential Lease or Major Lease which has not been cured and the nature of such default.

Notwithstanding anything to the contrary above, Borrower may deliver such reports on a consolidated basis, provided that (i) appropriate notation shall be made on such consolidated reports to indicate the separateness of Borrower and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person.

4.9.3     Annual Reports. Borrower shall deliver to Lender:

(i)     Not later than seventy-five (75) days after the end of each Fiscal Year of Borrower’s operations, unaudited financial statements, internally prepared in accordance with the Acceptable Accounting Method, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and actual occupancy percentages for the Property. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;

(ii)     Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, audited financial statements certified by an Independent Accountant in accordance with an Acceptable Accounting Method, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property. Such annual financial statements shall be in the form of an annual combined balance sheet of Borrower (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the Property on a combined basis and shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(iii)     Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, an annual summary of any and all Capital Expenditures made at the Property during the prior twelve (12) month period.

4.9.4     Other Reports.

(a)     Borrower shall, within ten (10) Business Days after request by Lender, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to the Property.

(b)     Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.

4.9.5     Annual Budget.

(a)     Borrower shall submit to Lender by November 15 of each year the Annual Budget for the succeeding Fiscal Year. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Annual Budgets delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender during the continuance of a Trigger Period) shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). To the extent Lender has approval rights over an Annual Budget pursuant to this Section 4.9.5, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender. Except upon the occurrence of and during the continuance of a Trigger Period, Lender shall not have the right to approve each Annual Budget.

(b)     Notwithstanding anything to the contrary contained in this Section 4.9.5, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.9.5, Lender’s approval or consent, as the case may be, shall be deemed given if:

(i)     the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, AS LENDER, TO 50 MURRAY STREET ACQUISITION LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Business Day period in order to adequately review the same has been delivered; and

(ii)     if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such fifteen (15) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, AS LENDER, TO 50 MURRAY STREET ACQUISITION LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such five (5) Business Day period.

4.9.6     Extraordinary Operating Expenses: During the continuance of a Trigger Period, in the event that Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Lender’s approval. Any Extraordinary Operating Expense approved by Lender is referred to herein as an (“Approved Extraordinary Operating Expense”). Any Funds distributed to Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.9.1 shall be used by Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrower for such Approved Extraordinary Operating Expenses, as applicable.

4.9.7     Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.9 within thirty (30) days after the date upon which such Required Record is due and Lender has given Borrower written notice thereof, Lender shall have the option, upon fifteen (15) days’ notice to Borrower to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.

Section 4.10     Access to Property. Subject to the rights of Tenants under Leases, Borrower shall permit agents, representatives, consultants and employees of Lender to perform non-invasive inspections at the Property or any part thereof during normal business hours upon reasonable advance notice (which may be given orally).

Section 4.11     Leases.

4.11.1     Generally. Upon Lender’s request, Borrower shall furnish Lender, from time to time (but with respect to clause (iii) below, not more than once per each calendar year, unless an Event of Default exists) with (i) executed copies of all non-residential Leases then in effect, (ii) executed copies of a sample of residential Leases as required by Lender (not more than 25% of such residential Leases), or all such Leases if an Event of Default exists, and (iii) upon advance written notice, access at Borrower’s offices to copies of all residential Leases and material related information for review at Borrower’s offices. Within ten (10) days after the execution of a Major Lease, any non-residential Lease or any renewals, amendments or modification of a Major Lease or non-residential Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

4.11.2     Approvals.

(a)     Subject to Section 4.11.2(f) below, Borrower shall not enter into a proposed Major Lease or a proposed renewal, extension or modification of an existing Major Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld.

(b)     With respect to residential Leases, any Lease and any renewals, amendments and modifications of existing Leases and proposed leases, shall not be subject to the prior approval of Lender provided (i) the proposed lease would not be a Major Lease or the existing Lease as amended or modified or the renewal Lease would not be a Major Lease and (ii) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (A) shall be written substantially in accordance with the standard form of residential Lease which shall have been approved by Lender, (B) shall provide for net effective rental rates reasonably comparable to existing local market rates or as required pursuant to applicable Legal Requirements, (C) shall not contain any option to purchase or any right of first refusal to purchase, or any right to terminate (except in the event of the destruction or condemnation of substantially all of the space covered by such Lease or the applicable Property), any requirement for a non-disturbance or recognition agreement, or any other provision which might adversely affect the rights of Lender under the Loan Documents in any material respect, and (D) shall have a term (together with all extensions and renewal options) of not less than six (6) months nor more than two (2) years; provided however, that residential Leases demising in the aggregate no more than thirty percent (30%) of the residential units at the Property may have a term of up to three (3) years.

(c)     With respect to non-residential Leases, any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease or a renewal, amendment or modification to a Major Lease, unless such renewal, amendment or modification is made unilaterally in accordance with an express provision of such Lease) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (i) provides for economic terms, including rental rates, reasonably comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) has a term (together with all extension and renewal options) of not less than two (2) years, an initial term of no more than ten (10) years, and a term (together with all extension and renewal options) of no more than twenty (20) years, provided however, that any such extension or renewal option which extends the term of the Lease beyond ten (10) years shall be at the prevailing market rate as of the expiration of such initial ten (10) year term, (iii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and Assignment of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, provided, with respect to Major Leases, such subordination and attornment may be conditioned upon receipt of a signed subordination, non-disturbance and attornment agreement from Lender on Lender’s standard form (with such changes approved by Lender) or such other form reasonably acceptable to Lender (and such subordination, non-disturbance and attornment agreement shall be at Borrower’s sole cost and expense), (iv) is with Tenants that are creditworthy, in the reasonable business judgment of Borrower, (v) is not with an Affiliate of Borrower or Guarantor, and (vi) does not contain any option to purchase or any right of first refusal to purchase, or any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the space covered by such Lease or the applicable Property) or any other terms which would have a Material Adverse Effect. All other non-residential Leases (including Major Leases) and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, such approval, so long as there is no Event of Default continuing, shall not be unreasonably withheld or delayed.

(d)     Borrower shall not permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower) which approval shall not be unreasonably withheld. Lender, at Borrower’s sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender upon request, with such commercially reasonable changes as may be requested by such Tenants and which are acceptable to Lender in Lender’s reasonable discretion.

(e)     Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (A) (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the applicable Property or (B) with respect to residential Leases that are not with Affiliates of Borrower or Guarantor, provided that no Trigger Period is then continuing, (i) the aggregate amount of Leases being terminated without the consent or approval of Lender for the trailing twelve (12) month period shall be no more than twenty (20) units, (ii) such termination is in the reasonable business judgment of Borrower and (iii) such termination or surrender would not result in a Low Debt Yield Period.

(f)     Notwithstanding anything to the contrary contained in this Section 4.11.2 or in clauses (ii) and (v) of Section 4.11.3, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender’s approval or consent, as the case may be, shall be deemed given if:

(i)     the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, TO 50 MURRAY STREET ACQUISITION LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Business Day period in order to adequately review the same has been delivered; and

(ii)     if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such fifteen (15) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, TO 50 MURRAY STREET ACQUISITION LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such five (5) Business Day period.

4.11.3     Covenants. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in all material respects and in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval, which approval shall not be unreasonably withheld; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits and the payment of the last month’s rent under residential Leases); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) unless otherwise permitted in accordance with Section 4.11.2(a), (b), (c) or (d), other than with respect to residential Leases in the ordinary course of business, shall not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor without Lender’s prior approval, which approval shall not be unreasonably withheld. Borrower shall promptly send copies to Lender of all written notices of material default which Borrower shall receive under the Leases.

4.11.4     Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, and shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower shall, within five (5) Business Days of Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. With respect to commercial Leases or residential Major Leases, any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be reasonably acceptable to Lender. Borrower shall, upon request (which, unless an Event of Default is continuing, shall not be required to be given more than twice in any twelve (12)-month period), provide Lender with evidence reasonably acceptable to Lender of Borrower’s compliance with the foregoing.

Section 4.12     Repairs; Maintenance and Compliance; Alterations.

4.12.1     Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements (including municipal, state and federal laws) and immediately cure properly any violation of a Legal Requirement. Borrower also hereby covenants and agrees that it shall not commit, permit or suffer to exist any illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority). Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the need to cure any such violation of Legal Requirements, provided that (i) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (ii) neither the applicable Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iii) Borrower shall promptly upon final determination thereof complete such cure, together with all costs, interest and penalties which may be payable in connection therewith; (iv) in the case of violations in excess of $500,000, individually or in the aggregate (the “Contest Threshold”), Borrower shall deliver to Lender cash, or other security as may be reasonably acceptable to Lender, in an amount equal to one hundred ten percent (110%) of the costs necessary to cure such violation in excess of the Contest Threshold, (v) failure to cure such violation will not subject Lender to any civil or criminal liability, (vi) such contest shall not affect the ownership, use or occupancy of the applicable Property, and (vii) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vi) of this Section 4.12.1. Lender may pay over any such cash or other security held by Lender to cure such violation at any time when, in the reasonable judgment of Lender, the validity of the violation is established or the applicable Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Mortgage secured by such Property being primed by due to such violation. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.12.2     Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or net operating income of the Property and (iii) are consistent with Borrower’s business and do not, and would not reasonably be expected to, result in a Material Adverse Effect. Borrower shall not perform any Material Alteration without Lender’s prior written consent. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration and as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, or (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold, and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of any Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

Section 4.13     Approval of Major Contracts. Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Property, which approval shall not be unreasonably withheld. Borrower shall comply and, with respect to the Property, Borrower shall cause Manager to comply, with the Union Contract and all applicable labor and employment laws relating to employees and independent contractors.

Section 4.14     Property Management.

4.14.1     Management Agreement. Borrower shall (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, and (iv) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

4.14.2     Prohibition Against Termination or Modification. Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement (other than renewal of the existing Management Agreement on the same terms on a year-to-year basis), (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new property manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, the approval of Lender and the Rating Agencies shall not be required with respect to the appointment of a Qualified Manager. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and Borrower shall, as a condition of Lender’s consent, execute (a) a management agreement in form and substance reasonably acceptable to Lender, (b) a subordination of management agreement in a form reasonably acceptable to Lender and (c) deliver an updated Insolvency Opinion if such Qualified Manager is an Affiliate of Borrower, Guarantor or Key Principal.

4.14.3     Replacement of Manager. Lender shall have the right to require Borrower to replace the Manager with (x) a Qualified Manager selected by Borrower or (y) another property manager chosen by Borrower and approved by Lender (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of a monetary Event of Default, or at any time following an acceleration of the Loan pursuant to a non-monetary Event of Default, (ii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding or (iii) if at any time the Manager has engaged in gross negligence, fraud or misappropriation of funds.

Section 4.15     Performance by Borrower; Compliance with Agreements.

(a)     Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

(b)     Borrower shall at all times comply in all material respects with all Operations Agreements. Borrower agrees that without the prior written consent of Lender, Borrower will not amend, modify or terminate any of the Operations Agreements.

Section 4.16     Licenses; Intellectual Property; Website.

4.16.1     Licenses. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a multifamily residential facility and commercial property. Borrower shall not transfer any Licenses required for the operation of the Property.

4.16.2     Intellectual Property. Borrower shall keep and maintain all Intellectual Property relating to the use or operation of the Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not Transfer or let lapse any Intellectual Property without Lender’s prior consent.

4.16.3     Website. Any website with respect to the Property (other than Tenant websites) shall be maintained by or on behalf of Borrower and any such website shall be registered in the name of Borrower. Borrower shall not Transfer any such website without Lender’s prior consent, which consent shall not be unreasonably withheld.

Section 4.17     Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)     furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)     cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(c)     do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time. Notwithstanding the foregoing, in no event shall Borrower be required to take any action pursuant to this Section 4.17 that materially increases the obligations or decreases the rights of Borrower or Guarantor under the Loan Documents unless such action is to cure a defect or correct any omission, such that the action provides Lender with the benefit of its bargain under this Agreement or the other Loan Documents; and

(d)     do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances (which shall be in form and substance reasonably acceptable to Lender) as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of the Mortgage or for filing, registering or recording the Mortgage, or for complying with all Legal Requirements in all material respects. Borrower, if reasonably requested by Lender, will execute and deliver, and hereby authorizes Lender, following ten (10) days’ notice to Borrower and Borrower’s failure to comply within such ten (10) day period, to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Upon the occurrence and during the continuance of an Event of Default, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to this Section 4.17.

Section 4.18     Estoppel Statement.

(a)     After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, which are within Borrower’s knowledge as of the date of such statement and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. Except during the continuance of an Event of Default or prior to the full Securitization of the Loan, Borrower shall not be required to provide such statement more than twice in any twelve (12)-month period.

(b)     Borrower shall use commercially reasonable efforts to obtain and deliver to Lender, upon request, an estoppel certificate from each Tenant under any non-residential Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than three (3) times in any calendar year.

Section 4.19     Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Event of Default of which Borrower has knowledge.

Section 4.20     Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.21     Indebtedness. Borrower shall not directly or indirectly create, incur or assume any Indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property and (iii) Permitted Equipment Financing (hereinafter defined), which in the case of such unsecured trade payables and Permitted Equipment Financing (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of three percent (3%) of the Outstanding Principal Balance and (C) are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”). As used herein, “Permitted Equipment Financing” means equipment financing that is (i) entered into in the ordinary course of Borrower’s business, (ii) for equipment related to the ownership and operation of the Property whose removal would not materially damage or impair the value of the Property, and (iii) which is secured only by the financed equipment.

Section 4.22     Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 4.23     Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv)  cause, permit or suffer Borrower to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement of Borrower, in each case without obtaining the prior consent of Lender.

Section 4.24     Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.25     Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26     No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.27     Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

Section 4.28     Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or convert from a limited liability company structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender; provided, however, that Borrower shall at all times be a single member Delaware limited liability company. Borrower shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein and in the other Loan Documents. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

Section 4.29     Costs and Expenses.

(a)     Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender (and for purposes of this Section 4.29, Lender shall include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) upon receipt of notice from Lender, for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iii) filing and recording of any Loan Documents; (iv) title insurance, surveys, inspections and appraisals (in the case of appraisals that either (A) Lender is authorized or that are contemplated pursuant to the terms of the Loan Documents or (B) are obtained after the occurrence of an Event of Default); (v) the creation, perfection or protection of Lender’s Liens in the Property and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vi) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (vii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (viii) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender. All amounts payable to Lender or Servicer in exercising its rights under this Section 4.29 (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable upon demand, secured by this Agreement and interest thereon shall accrue at the Default Rate from the date incurred.

(b)     In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the actual costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)     Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30     Indemnity. Borrower shall indemnify, defend and hold harmless Lender (and for purposes of this Section 4.30, Lender shall include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents (including due to any Increased Costs, Special Taxes or Other Taxes but excluding due to compliance with bank regulatory requirements or similar Lender bank regulatory compliance); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement (it being understood that with respect to environmental legal requirements, the Environmental Indemnity shall govern); (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 4.31     ERISA.

(a)     Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent, any Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b)     Borrower shall not permit the assets of Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c)     Borrower shall deliver to Agent such certifications or other evidence from time to time throughout the Term, as reasonably requested by Agent, that (A) Borrower and Guarantor are not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

(d)     Borrower and Guarantor shall not (i) sponsor or contribute to, or permit any ERISA Affiliate to sponsor or contribute to, any Plan; (ii) engage, or permit any ERISA Affiliate to engage, in any non-exempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code; (iii) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (iv) incur, or permit any ERISA Affiliate to incur, any liability whether under ERISA or by contract or agreement or otherwise in connection with a complete or partial withdrawal, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, from any Multiemployer Plan or (v) permit any ERISA Event to occur other than any such events or conditions that existed and were disclosed to Agent as of the date hereof.

(e)     With respect to each Multiemployer Plan for which Borrower or any ERISA Affiliate has an obligation to make contributions or other liability, within the meaning of Section 101(l) of ERISA (a “Contributing Employer”), upon request by Lender in writing, and no more frequently than once in a twelve (12) month period, Borrower shall request, or cause to be requested, in accordance with Section 101(1)(1) of ERISA, that the plan sponsor or administrator of the applicable Multiemployer Plan provide an estimate of the amount of the Contributing Employer’s withdrawal liability under Title IV of ERISA if the Contributing Employer were to have completely withdrawn from the applicable Multiemployer Plan on the last day of the plan year preceding the date of the request, and shall provide such information to Agent within 10 days after the receipt from the plan sponsor or administrator of the applicable Multiemployer Plan.

Section 4.32     Patriot Act Compliance.

(a)     Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.

(b)     Neither Borrower nor any owner of a direct or indirect interest in Borrower (i) is or will be listed on any Government Lists, (ii) is or will be a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously or will be indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently or will be under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under any Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”.

(c)     At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, or Guarantor, shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower, or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, or Guarantor, as applicable, with the result that the investment in Borrower, or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower, or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

Section 4.33     Anti-Corruption Obligations. Borrower represents and warrants that, in connection with this Agreement, Borrower and, to Borrower’s knowledge, each Person that has an economic interest in Borrower, has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the Term, maintain and enforce appropriate policies, procedures and controls to ensure compliance with the Anti-Corruption Obligation.

Section 4.34     Residential Tax Benefits.

(a)     If a court of competent jurisdiction or administrative agency issues a binding determination to the effect that the Rent Regulations Laws apply to any of the housing accommodations in the Property and Borrower shall have exhausted and/or waived any right to further appeal of such determination (provided that, the time period in which Borrower may appeal such determination shall not exceed eighteen (18) months from the date of such binding determination), including, but not limited to, any Petition for Administrative Review and/or any proceeding brought pursuant to Civil Practice Law and Rules Article 78, thereby rendering such determination final and non-appealable (the “Final Order”), then (i) Borrower shall comply with such Final Order’s directions as to RPTL Tax Benefit Law compliance, and any further direction in such Final Order that such Rents be registered with the New York State Division of Housing and Community Renewal (“HCR”), and/or make any rent refund and/or reduction as required by such Final Order, and (ii) Borrower shall promptly respond to, and defend against, any notice of revocation of the 421-g Tax Benefits, and/or demand for repayment of 421-g Tax Benefits received from any Governmental Authority, and promptly after the receipt of any such notice, Borrower shall send a copy of the same to Lender. Borrower shall not apply for or accept, for any housing accommodation or residential portion of the Property, any Tax Benefit, in each case, without the prior written consent of Lender.

(b)     Borrower shall at all times maintain as business records (i) copies of any and all contracts, invoices and canceled checks (front and back) which establish the scope of any apartment improvements, and which substantiate any resulting rent increases based on the installation of apartment improvements and (ii) proof of service and filing of any residential apartment HCR rent registrations made by or on behalf of Borrower.

Article 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1     Insurance.

5.1.1     Insurance Policies.

(a)     Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:

(i)     Property insurance against loss or damage by fire, any type of wind (including named storms), lightning and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of such Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (C) containing “Ordinance or Law Coverage” if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction, each in amounts as required by Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such Improvements and/or Personal Property located in the SFHA in an amount equal to the (1)  the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such additional coverage as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance unless such Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) or Scenario Expected Loss (“SEL”) of greater than 20%), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)     commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)     rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsection (vi) below and Section 5.1.1(h) below; (C) covering a period of restoration of twenty-four (24) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property (less non-continuing expenses) for a period of thirty-six (36) months. Notwithstanding the foregoing, Lender shall accept the existing rental loss/business interruption insurance in place as of the date of Closing, provided that, upon renewing the existing all-risk policy, such coverage shall be increased as required herein. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property (less non-continuing expenses) for the succeeding thirty-six (36) month period. All proceeds payable pursuant to this subsection shall be paid to and held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)     at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if such property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs, or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required herein in this Section 5.1.1(a), (B) Borrower shall cause its construction manager (CM) or General Contractor (GC) and shall have the CM/GC cause its contractors and sub-contractors (TRADES) to maintain similar coverage to that which is provided in Sections 5.1.1(ii) and 5.1.1(vii), and such policies shall maintain limits of liability as follows: (a) $50,000,000 commercial liability and automobile liability for CM/GC and $5,000,000 for Trades (b) $500,000 employers liability and (B) the insurance provided for in subsection (i) above shall be expanded to include such insurance written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)     workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)     comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)     umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Millions and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)     motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are reasonably required from time to time by Lender (if applicable);

(ix)     insurance against employee dishonesty with respect to any employees of Borrower in an amount not less than one (1) month of Gross Revenue from the Property and with a deductible not greater than Twenty Five Thousand and No/100 Dollars ($25,000.00); and

(x)     upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b)     All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)     Any blanket insurance Policy shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 5.1.1(a) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

(d)     All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, with respect to Policies of liability insurance, except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall name Lender and its successors and/or assigns as additional insured, as its interests may appear, and in the case of Policies of property insurance, including but not limited to special form/all-risk, boiler and machinery, terrorism, windstorm, flood, rental loss and/or business interruption and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)     All Policies of insurance provided for in Section 5.1.1(a) shall:

(i)     with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, (2) the Policies shall not be cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium and (3) the issuer(s) of the Policies shall give written notice to Lender if the issuers elect not to renew the Policies prior to its expiration;

(ii)     with respect to all Policies of liability insurance, if obtainable by Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice and (2) the issuers thereof shall give notice to Lender if the issuers elect not to renew such Policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower shall be obligated to provide such notice; and

(iii)     not contain any clause or provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)     If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate (provided, however, that the Default Rate shall not be charged in the event that the amounts required to pay any applicable premiums have been deposited into and are then held in the Insurance Account pursuant to Section 6.4 hereof).

(g)     In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)     The property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrower shall maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Loan. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

(i)     Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of such Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, in the event TRIPRA is no longer in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required herein this clause (i).

5.1.2     Insurance Company. All Policies required pursuant to Section 5.1.1: (i) shall be issued by companies authorized or licensed to do business in the state where the Property is located, with: (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company, and (2) a rating of A:X or better in the current Best’s Insurance Reports; (ii)  shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iii) shall contain a waiver of subrogation against Lender; (iv) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and (B)  for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (v) shall be reasonably satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests and which covers risks that are commonly insured for properties similar to the Property located in and around the region in which the Property is located. Certified copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

Deutsche Bank AG, New York Branch
60 Wall Street, 10th Floor

New York, New York 10005

Attn: Karen Bernsohn

Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Section 5.2     Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the affected Individual Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than, with respect to the affected Individual Property, three percent (3%) of the Allocated Loan Amount for the affected Individual Property, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation. Except as set forth in the foregoing sentence, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty, except to the extent such liability arises as a result of the gross negligence or willful misconduct of Lender.

Section 5.3     Condemnation. Borrower shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of all or any portion of an Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the affected Individual Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If the affected Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4     Restoration. The following provisions shall apply in connection with the Restoration:

(a)     If the Net Proceeds shall be less than five percent (5%) of the Allocated Loan Amount for the affected Individual Property, and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)     If the Net Proceeds are equal to or greater than five percent (5%) of the Allocated Loan Amount for the affected Individual Property, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1(a)(i), (iii), (iv) and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)     The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender, in its reasonable discretion, that the following conditions are met:

(A)     no Event of Default shall have occurred and be continuing;

(B)     (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the affected Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the affected Individual Property is taken, and such land is located along the perimeter or periphery of the affected Individual Property , and no portion of the Improvements is located on such land;

(C)     Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the affected Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto that are not being made by Borrower as part of the Restoration at their sole cost and expense;

(D)     Borrower shall commence (which, for the purposes hereof, includes commencing construction and/or commencing the permitting process for building permits) the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)     Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F)     Lender shall be reasonably satisfied that (x) the Restoration will be completed on or before the earliest to occur of (1) the date three (3) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of any Major Lease, (3) such time as may be required under applicable Legal Requirements or (4) two (2) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii) and (y) the affected Individual Property can be restored to the affected Individual Property’s pre-existing condition and utility as existed immediately prior to such Casualty or Condemnation, and to an economic unit not less valuable and not less useful than the same was immediately prior to the Casualty or Condemnation;

(G)     the affected Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements in all material respects;

(H)     the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)     such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the affected Individual Property or the related Improvements;

(J)     after giving effect to the Restoration, the Restoration DSCR shall be equal to or greater than 1.62:1.00 and the Restoration Combined DSCR shall be equal to or greater than 1.15:1.00;

(K)     after giving effect to the Restoration, the Loan to Value Ratio shall be equal to or less than 44.3% and the Combined Loan to Value Ratio shall be equal to or less than 62.1%;

(L)     Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect, engineer or costs consultant stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(M)     the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii)     The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and the Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)     All plans and specifications required in connection with the Restoration shall be subject to the prior reasonable approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the reasonable approval of Lender and the Casualty Consultant. All out-of-pocket costs and expenses incurred by Lender and any Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s reasonable fees and disbursements, shall be paid by Borrower.

(iv)     In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the affected Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)     Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)     If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are reasonably estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)     The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be applied by Lender on the next Monthly Payment Date in accordance with Section 6.9.1, provided no Event of Default shall have occurred and shall be continuing and no Mezzanine Loan Default shall have occurred and shall be continuing.

(c)     Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.

(d)     All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrower shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Prepayment Fee and any applicable Liquidated Damages Amount; provided, however, that if an Event of Default is not continuing, then no Prepayment Fee or Liquidated Damages Amount shall be payable.

(e)     In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f)     Notwithstanding anything to the contrary contained herein, if in connection with a Casualty, any insurance company makes a payment under a property or business or rental interruption insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower (i) has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full or (ii) to the extent Borrower is not able to satisfy Lender as to the sufficiency of the remaining funds to pay 100% of the Restoration or to satisfy the Obligations in full prior to distribution of Net Proceeds, Borrower has agreed to fund any shortfall from funds other than from Gross Revenues or borrowed funds and has provided such security as Lender may require to insure payment of such shortfalls. To the extent any payment under a property or business or rental interruption insurance Policy is treated as business or rental interruption insurance in accordance with this paragraph (f), such funds shall be deposited into the Casualty and Condemnation Account. Provided that no Event of Default then exists, Insurance Proceeds treated as business or rental interruption insurance in accordance with this paragraph (f) (to the extent of available funds) shall be (A) first applied by Lender, on each Monthly Payment Date, to pay for Debt Service, deposits of Reserve Funds and payments of the Monthly Operating Expense Budgeted Amount and any Approved Extraordinary Operating Expenses, in each case as approved by Lender, actually incurred (collectively, the “Approved Monthly BI Expenses”) for such month pursuant to, and in the priorities set forth in, Section 6.9.1, and (B) second, to the extent that Lender determines that the amount of business or rental interruption Insurance Proceeds then remaining in the Casualty and Condemnation Account is sufficient to pay for all future Approved Monthly BI Expenses through the completion of the subject Restoration and stabilization of the affected Individual Property, disbursed by Lender to Borrower in an aggregate amount under this clause (B) not to exceed the Approved Monthly BI Expenses actually incurred and paid for by Borrower from the date of the applicable Casualty to the date of the first installment of business or rental interruption Insurance Proceeds advanced by the applicable insurance company (as evidenced by supporting documentation by Borrower that is acceptable to Lender). Provided no Trigger Period then exists, all remaining business or rental interruption insurance proceeds shall be disbursed to Borrower upon the final completion of the subject Restoration and stabilization of the affected Individual Property and the recommencement of full unabated rent being paid by the Tenants under the Leases required to remain in place pursuant to Section 5.4(b)(i)(C).

Article 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1     Cash Management Arrangements. From and after the commencement of a Trigger Period and while any Trigger Period is continuing, Borrower shall cause all Rents (other than security deposits of Tenants, which shall be held in accordance with Section 4.11.4) to be transmitted directly by non-residential Tenants of the Property into a trust account (the “Clearing Account”) established and maintained by Borrower at an Eligible Institution selected by Borrower and reasonably approved by Lender (the “Clearing Bank”) as to be more fully described in the Clearing Account Agreement. Within ten (10) Business Days after the occurrence of the first Trigger Period, Borrower shall enter into and deliver to Lender, and shall cause Manager and the Clearing Bank to enter into and deliver to Lender, the Clearing Account Agreement, which shall remain in full force and effect at all times thereafter during the Term. In addition, and without in any way limiting the foregoing, with respect to all Gross Revenues received by Borrower or Manager, including all Rents from residential Tenants of the Property, (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Clearing Account within two (2) Business Days of receipt (other than security deposits of Tenants, which shall be held in accordance with Section 4.11.4). Funds deposited in the Clearing Account shall be swept on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account that are invested shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2     Required Repairs. Borrower shall perform the repairs and other work at the Property as set forth on Schedule II (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs within ninety (90) days of the date hereof.

Section 6.3     Tax Funds.

6.3.1     Deposits of Tax Funds. Upon the occurrence of a Trigger Period, Borrower shall deposit with Lender (a) an amount equal to one-twelfth of the Real Estate Taxes that Lender estimates will be payable for all Real Estate Taxes on their next respective due dates multiplied by the amount of Monthly Payment Dates that have occurred since the last applicable payment of all such Real Estate Taxes and (b) thereafter, during the continuance of the applicable Trigger Period, on each Monthly Payment Date, an amount equal to one-twelfth of the Real Estate Taxes that Lender estimates will be payable during the ensuing period in order to accumulate sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Real Estate Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Real Estate Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Real Estate Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Real Estate Taxes are due, Borrower will deposit with or on behalf of Lender such amount within one (1) Business Day after its receipt of such notice.

6.3.2     Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Tax Funds in the Tax Account to payments of Real Estate Taxes. In making any payment relating to Real Estate Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Real Estate Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Real Estate Taxes and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrower.

Section 6.4     Insurance Funds.

6.4.1     Deposits of Insurance Funds. Upon the occurrence of a Trigger Period, Borrower shall deposit with Lender, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies multiplied by the amount of Monthly Payment Dates that have occurred since the last payment of the Insurance Premiums and (b) thereafter, during the continuance of the applicable Trigger Period, on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.4.2     Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least fifteen (15) Business Days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrower.

6.4.3     Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy.

Section 6.5     Capital Expenditure Funds.

6.5.1     Deposits of Capital Expenditure Funds. Upon the occurrence and during the continuance of a Trigger Period, Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date, the amount of $13,459, for annual Capital Expenditures, which amounts shall be transferred into an Account (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.5.1 are referred to herein as the “Capital Expenditure Funds”.

6.5.2     Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Lender shall disburse or cause to be disbursed Capital Expenditure Funds to Borrower out of the Capital Expenditure Account for payment for, or for reimbursement of Borrower for its advance of, Capital Expenditures, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Capital Expenditure Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded or reimbursed by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Approved Capital Expenditures to be funded or reimbursed by the requested disbursement have been completed or completed to the extent of the requested disbursement (other than with respect to deposits necessary or required as a down-payment to initiate an Approved Capital Expenditure), in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Capital Expenditures (or the relevant portions thereof) to be funded or reimbursed from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Capital Expenditure Funds have been used to pay or reimburse the previously identified Approved Capital Expenditures, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement, those constituting Permitted Indebtedness or other requested disbursements then pending) have been paid in full, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved Capital Expenditures to be funded or reimbursed from such disbursement and not previously delivered to Lender, (C) if the amount of such Approved Capital Expenditures to be funded exceeds $100,000 in the aggregate, copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment satisfactory to Lender, (D) if the cost of such Approved Capital Expenditures to be funded exceeds $100,000 in the aggregate, at Lender’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Approved Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower) and (iii) if such disbursement request is for $50,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense to the extent of Lender’s out-of-pocket costs and expenses of conducting such inspection) performance of the work associated with such Approved Capital Expenditure. Any such inspection shall be conducted in accordance with Section 4.10.

Section 6.6     Rollover Funds.

6.6.1     Deposits of Rollover Funds.

(a)     Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date during the continuance of a Trigger Period, the sum of $14,961, for Approved Leasing Expenses for commercial Leases that may be incurred following the date hereof, which amounts shall be transferred into an Account (the “Rollover Account”). Lender may from time to time reassess its estimate of the required monthly amount necessary for tenant improvements and leasing commissions, and, upon notice to Borrower, Borrower shall be required to deposit with or on behalf of Lender each month such reassessed amount, which shall be transferred into the Rollover Account. Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”.

(b)     In addition to the required monthly deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Account and held as Rollover Funds and shall be disbursed and released as set forth in Section 6.6.2 below, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Rollover Account pursuant to the Cash Management Agreement:

(i)     All sums paid with respect to (A) a modification of any commercial Lease or otherwise paid in connection with Borrower taking any action under any commercial Lease (e.g., granting a consent) or waiving any provision thereof, (B) any settlement of claims of Borrower against third parties in connection with any commercial Lease, (C) any rejection, termination, surrender or cancellation of any commercial Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant under a commercial Lease (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposits) (collectively, “Lease Termination Payments”), and (D) any sum received from any commercial Tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any commercial Tenant or former commercial Tenant (to the extent not being paid for use and occupancy or holdover rent); provided, however, Borrower may retain its reasonable out-of-pocket costs and expenses incurred in connection with items (A) through (D) above; and

(ii)     Any other extraordinary event pursuant to which Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of the Property not otherwise covered by this Agreement or the Cash Management Agreement.

6.6.2     Release of Rollover Funds. Provided no Event of Default is continuing, Lender shall disburse or cause to be disbursed Rollover Funds to Borrower out of the Rollover Account for the direct payment of, or for reimbursement of Borrower for its advance of, amounts to be funded from Rollover Funds, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 provided that: (i) such disbursement is for an Approved Leasing Expense; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded or reimbursed by the requested disbursement are Approved Leasing Expenses, and a description thereof, (2) stating that any tenant improvements at the applicable Property to be funded by the requested disbursement or the relevant portion thereof as to which such request for funds relates (other than with respect to deposits necessary or required as a down-payment to initiate a tenant improvement) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Leasing Expenses (or the relevant portions thereof) to be funded or reimbursed from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Rollover Funds have been used to pay or reimburse the previously identified Approved Leasing Expenses, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement, those constituting Permitted Indebtedness or other requested disbursements then pending) have been paid in full, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with any tenant improvements to be funded or reimbursed from such disbursement and not previously delivered to Lender, (C) if the amount of such Rollover Funds to be funded exceeds $100,000 in the aggregate, copies of appropriate lien waivers, conditional lien waivers or other evidence of payment satisfactory to Lender, (D) if the amount of such Rollover Funds to be funded exceeds $100,000 in the aggregate, at Lender’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (E) if requested by Lender, with respect to disbursements from the Rollover Account for tenant improvement costs, a current Tenant estoppel certificate in form and substance reasonably acceptable to Lender, and (F) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower).

Section 6.7     Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.7 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.

Section 6.8     Cash Collateral Funds. If a Trigger Period shall be continuing, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.8 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall, upon the termination of such Trigger Period, be disbursed to Borrower. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or Obligations, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto) or any other amounts due hereunder.

Section 6.9     Property Cash Flow Allocation.

6.9.1     Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the continuance of a Trigger Period, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority:

(i)     First, to the Tax Account, funds sufficient to make the required payments of Tax Funds as required under Section 6.3;

(ii)     Second, to the Insurance Account, funds sufficient to make any required payments of Insurance Funds as required under Section 6.4;

(iii)     Third, to Lender, funds sufficient to pay the Debt Service due on the Outstanding Principal Balance of the Loan on such Monthly Payment Date;

(iv)     Fourth, to the Capital Expenditure Account, funds sufficient to make the required payments of Capital Expenditure Funds as required under Section 6.5;

(v)     Fifth, to the Rollover Account, funds sufficient to make the required payments of Rollover Funds as required under Section 6.6;

(vi)     Sixth, to Lender, funds sufficient to pay any other amounts then due and payable under the Loan Documents;

(vii)     Seventh, to Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;

(viii)     Eighth, to Borrower, payments for Approved Extraordinary Operating Expenses, if any;

(ix)     Ninth, provided that no Event of Default then exists, if a New Mezzanine Loan (or any portion thereof) is outstanding, to the New Mezzanine Payment Account funds in an amount equal to the New Mezzanine Debt Service Payment due and owing on such Monthly Payment Date in accordance with the New Mezzanine Lender Payment Instruction with respect to such Monthly Payment Date;

(x)     Tenth, provided that no Event of Default then exists, and provided further that Lender has not received a New Mezzanine Loan Default Notice that has not been revoked by a New Mezzanine Loan Default Revocation Notice, if the First Mezzanine Loan (or any portion thereof) is outstanding, to the First Mezzanine Payment Account funds in an amount equal to the First Mezzanine Debt Service Payment due and owing on such Monthly Payment Date in accordance with the First Mezzanine Lender Payment Instruction with respect to such Monthly Payment Date;

(xi)     Eleventh, provided that no Event of Default then exists, and provided further that Lender has not received a New Mezzanine Loan Default Notice that has not been revoked by a New Mezzanine Loan Default Revocation Notice, and provided further that Lender has not received a First Mezzanine Loan Default Notice that has not been revoked by a First Mezzanine Loan Default Revocation Notice, if the Second Mezzanine Loan (or any portion thereof) is outstanding, to the Second Mezzanine Payment Account funds in an amount equal to the Second Mezzanine Debt Service Payment due and owing on such Monthly Payment Date in accordance with the Second Mezzanine Lender Payment Instruction with respect to such Monthly Payment Date; and

(xii)     Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (xi) above (the “Available Cash”), to the Cash Collateral Account to be held or disbursed in accordance with Section 6.8.

6.9.2     Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (i) through (vi) of Section 6.9.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.9.3     Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Gross Revenue then in the possession of Lender, Servicer or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.Distributions. Any transfer of Borrower’s funds from the Deposit Account or other sources to or for the benefit of any Mezzanine Borrower under a Mezzanine Loan pursuant to this Agreement, any other Loan Document or otherwise, is intended by the parties to constitute, and shall constitute, distributions from Borrower to the applicable Mezzanine Borrower under the applicable Mezzanine Loan and shall be treated as such on the books and records of each party. All such distributions must comply with the requirements of Section 18-607 of the Delaware Limited Liability Company Act. No provision of the Loan Documents is intended to nor shall create a debtor-creditor relationship between Borrower and any Mezzanine Lender.

Section 6.10     Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Gross Revenue to Lender or (ii) deposit of such Gross Revenue into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Provided no Event of Default exists, all interest which accrues on the funds in any Account (other than the Tax Account and the Insurance Account which, together with any and all interest accruing on all other Accounts if an Event of Default exists, shall accrue to the benefit of Lender) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly (a) deposited into the New Mezzanine Payment Account (if a New Mezzanine Loan was created), to be disbursed in accordance with the New Mezzanine Loan Documents, or, if the “Debt” (as defined in the New Mezzanine Loan Documents) has been repaid in full or is being simultaneously repaid in full with the Debt, then (b) deposited into the First Mezzanine Payment Account, to be disbursed in accordance with the First Mezzanine Loan Documents, or, if the “Debt” (as defined in the First Mezzanine Loan Documents) has been repaid in full or is being simultaneously repaid in full with the Debt, then (c) deposited into the Second Mezzanine Payment Account, to be disbursed in accordance with the Second Mezzanine Loan Documents, or, if the “Debt” (as defined in the Second Mezzanine Loan Documents) has been repaid in full or is being simultaneously repaid in full with the Debt, then (d) disbursed to Borrower.

Article 7

PERMITTED TRANSFERS

Section 7.1     Permitted Transfer of the Entire Property.

(a)     Notwithstanding the provisions of Section 4.2, Borrower shall have, following the earlier of twelve (12) months after the Closing Date and a Securitization of the entire Loan, the right to (i) convey the entire Property to a new borrower (“Transferee Mortgage Borrower”) and have Transferee Mortgage Borrower assume all of Borrower’s obligations under the Loan Documents, (ii) if a New Mezzanine Loan has been created, have all of the Persons who own direct ownership interests in Transferee Mortgage Borrower (“Transferee New Mezzanine Borrower”) assume all of New Mezzanine Loan Borrower’s obligations under the New Mezzanine Loan Documents, (iii) have all of the Persons who own direct ownership interests in Transferee New Mezzanine Borrower (or in Transferee Mortgage Borrower if no New Mezzanine Loan has been created) (“Transferee First Mezzanine Borrower”) assume all of First Mezzanine Borrower’s obligations under the First Mezzanine Loan Documents, (iv) have all of the Persons who own direct ownership interests in Transferee First Mezzanine Borrower (“Transferee Second Mezzanine Borrower”; together with Transferee Mortgage Borrower, any Transferee New Mezzanine Borrower and Transferee First Mezzanine Borrower, “Transferee Borrowers”) assume all of Second Mezzanine Borrower’s obligations under the Second Mezzanine Loan Documents, and (v) have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b).

(b)     Transfer and Assumption shall be subject to the following conditions:

(i)     Borrower has provided Lender with not less than sixty (60) days prior written notice (it being understood that the consummation of the Transfer and Assumption is subject to Lender’s approval of all of the conditions set forth in this Section 7.1(b), which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;

(ii)     no Event of Default has occurred and is continuing;

(iii)     Transferee Mortgage Borrower shall be a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4 and Schedule V, and each other Transferee Borrower shall be a “Special Purpose Bankruptcy Remote Entity” in accordance with the applicable Mezzanine Loan Documents;

(iv)     each Transferee Borrower shall be Controlled by a Person who (x) is a Qualified Transferee with a minimum ownership interest in each Transferee Borrower reasonably acceptable to Lender and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is reasonably acceptable to Lender;

(v)     the Property shall be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender;

(vi)     Transferee Mortgage Borrower shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender;

(vii)     each replacement guarantor and indemnitor shall be an Approved Replacement Guarantor;

(viii)     each Approved Replacement Guarantor shall deliver to Lender a guaranty of recourse obligations (in substantially the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in substantially the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations from and after the date of such Transfer and Assumption and under such environmental indemnity agreement (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations and environmental indemnity agreement for acts that arise from and after the date of such Transfer and Assumption and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement).

(ix)     Transferee Mortgage Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of each Transferee Borrower and each Approved Replacement Guarantor;

(x)     satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) each Approved Replacement Guarantor, (B) each Transferee Borrower, (C) any Person that Controls any Transferee Borrower or owns an equity interest in any Transferee Borrower which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;

(xi)     if any portion of the Loan has been or is anticipated to be the subject of a Securitization, Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of any portion of the Loan);

(xii)     counsel to Transferee Mortgage Borrower and each Approved Replacement Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);

(xiii)     Borrower or Transferee Mortgage Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion;

(xiv)     Transferee Mortgage Borrower and/or Borrower, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to (A) 0.50% of the Outstanding Principal Balance for the first Transfer and Assumption and (B) 1.0% of the Outstanding Principal Balance for each subsequent Transfer and Assumption;

(xv)     if any Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under such Mezzanine Loan;

(xvi)     Borrower or Transferee Mortgage Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s reasonably anticipated costs and expenses in evaluating any such request for consent; and

(xvii)     Borrower shall have otherwise received Lender’s written consent to such Transfer and Assumption (which consent shall not be unreasonably withheld and, without limiting the foregoing, shall be conditioned upon satisfaction of all of the other conditions set forth in this Section 7.1(b) are satisfied, including receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan)).

(xviii)     with respect to each Mezzanine Loan, there shall be a simultaneous “Transfer and Assumption” (as such term is defined in the applicable Mezzanine Loan Documents) pursuant to and in accordance with terms and provisions set forth in the applicable Mezzanine Loan Documents;

(c)     Notwithstanding anything to the contrary set forth in this Agreement, upon the closing of a Transfer and Assumption, Lender shall release Borrower from all obligations under the Loan Documents.

(d)     It shall not be a Default or an Event of Default hereunder if a Transfer and Assumption to which Lender has consented does not close for any reason whatsoever.

Section 7.2     Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:

(a)     a Lease entered into in accordance with the Loan Documents;

(b)     a Permitted Encumbrance;

(c)     the transfer of publicly traded shares on a nationally or internationally recognized stock exchange in any indirect equity owner of Borrower;

(d)     provided no Event of Default shall then exist, a Transfer of any direct or indirect interest in Second Mezzanine Borrower related to or in connection with the estate planning of such transferor to (1) a Family Member of such interest holder (or to partnerships or limited liability companies Controlled solely by one or more of such Family Members) or (2) a trust established for the benefit of such Family Member, provided that:

(i)     Borrower shall provide to Lender twenty (20) days prior written notice thereof;

(ii)     such Transfer shall not otherwise result in a change of Control of Borrower or any Mezzanine Borrower, or change of the day to day management and operations of the Property and the Key Principal Ownership/Control Conditions shall continue to be satisfied;

(iii)     Second Mezzanine Borrower shall continue to be the sole member of First Mezzanine Borrower, First Mezzanine Borrower shall continue to be the sole member of Borrower (or of New Mezzanine Loan Borrower if a New Mezzanine Loan was created), and New Mezzanine Loan Borrower (if a New Mezzanine Loan was created) shall continue to be the sole member of Borrower;

(iv)     Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(v)     if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee; and

(vi)     if such Transfer shall cause the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%), Lender consents to such Transfer in Lender’s sole and absolute discretion, which consent may be conditioned upon, inter alia, the delivery of a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(e)     a Transfer of any direct or indirect interest in Second Mezzanine Borrower that occurs by devise or bequest or by operation of law upon the death or legal incapacity of a natural person that was the holder of such interest, provided that:

(i)     Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than thirty (30) days after the date of such Transfer;

(ii)     Second Mezzanine Borrower shall continue to be the sole member of First Mezzanine Borrower, First Mezzanine Borrower shall continue to be the sole member of Borrower (or of New Mezzanine Loan Borrower if a New Mezzanine Loan was created), and New Mezzanine Loan Borrower (if a New Mezzanine Loan was created) shall continue to be the sole member of Borrower;

(iii)     Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iv)     the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies;

(v)      if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee;

(vi)     The Key Principal Ownership/ Control Conditions shall continue to be satisfied; and

(vii)     if such Transfer shall cause the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%), (x) Lender consents to such Transfer in Lender’s sole and absolute discretion, which consent may be conditioned upon, inter alia, the delivery of a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(f)     provided that no Event of Default shall then exist, one or more Transfers of any direct or indirect interest in Second Mezzanine Borrower shall be permitted without Lender’s consent provided that:

(i)     no such Transfer shall (x) cause the transferee (other than Key Principal), together with its Affiliates, to increase its direct or indirect interest in Borrower or any Mezzanine Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower or any Mezzanine Borrower;

(ii)     Second Mezzanine Borrower shall continue to be the sole member of First Mezzanine Borrower, First Mezzanine Borrower shall continue to be the sole member of Borrower (or of New Mezzanine Loan Borrower if a New Mezzanine Loan was created), and New Mezzanine Loan Borrower (if a New Mezzanine Loan was created) shall continue to be the sole member of Borrower;

(iii)     Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iv)     if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower shall provide to Lender thirty (30) days prior written notice thereof;

(v)     after giving effect to such Transfer, the Key Principal Ownership/Control conditions shall continue to be satisfied; and

(vi)     the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies;

(g)     a Condemnation;

(h)     a Transfer and Assumption; and/or

(i)     upon a foreclosure or assignment-in-lieu thereof under any Mezzanine Loan Documents, the Transfer of direct and/or indirect interests in Borrower and/or any Mezzanine Borrower to the applicable Mezzanine Lender in accordance with the terms and provisions of the Intercreditor Agreement.

Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Permitted Transfer, Guarantor no longer Controls Borrower and owns any direct or indirect interest in Borrower (or if there were two or more Guarantors immediately prior to such Permitted Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower), it shall also be a condition hereunder that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in substantially the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in substantially the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations from and after the date of such Permitted Transfer and under such environmental indemnity agreement (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations and environmental indemnity agreement from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement; provided, however, that the previous guarantors shall have the burden of proof with respect to any events or acts that such guarantors allege to have occurred after the date of any such release in accordance with the terms hereof and the replacement guarantors shall have the burden of proof with respect to any events or acts that such replacement guarantors allege to have occurred prior to the date such guarantors became replacement guarantors hereunder); provided, further, in connection with a Permitted Transfer as set forth in clause (h) and (i) above, the previous guarantor shall not be released and shall remain liable with respect to clause (xi) of Section 10.1 hereof and the Guaranteed Obligations (as defined in the Guaranty) set forth in clause (iii) of the definition of such term).

Section 7.3     Cost and Expenses; Searches; Copies.

(a)     Borrower shall pay all out-of-pocket costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, and the reasonable cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

(b)     Borrower shall provide Lender with copies of all organizational documents (if any) relating to any Permitted Transfer.

(c)     In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.

Article 8

DEFAULTS

Section 8.1     Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)     if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D)  the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due or (F) any deposit to the Reserve Funds is not made on the required deposit date therefor;

(ii)     if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(iii)     if any of the Taxes or Other Charges are not paid prior to delinquency, subject to the right of Borrower to contest such Taxes and Other Charges as provided in Section 4.6 hereof (provided that it shall not be an Event of Default if such past due Taxes are Real Estate Taxes and there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Lender or Servicer fails to make such payment in violation of this Agreement);

(iv)     if the Policies are not (A) delivered to Lender within ten (10) days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v)     a Transfer other than a Permitted Transfer occurs;

(vi)     if any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made (provided, however, as to (A) any such false or misleading certification, representation or warranty which was not known to Borrower to be false or misleading when made or submitted to Lender, and the condition causing such certification, representation or warranty to be false or misleading is susceptible of being cured, the same shall not be an Event of Default hereunder unless Borrower fails within thirty (30) days following written notice thereof to Borrower to undertake and complete all action necessary to either cure the same or make such certification, representation or warranty true and correct in all material respects as and when made or (B) a Default under this clause (vi) that is due to a breach in a representation caused by an adverse ruling after the Closing Date with respect to Rent Regulation Laws, such breach shall be deemed cured if Borrower fully complies, without limitation of its other obligations to comply with Rent Regulation Laws, with such adverse ruling);

(vii)     if Borrower, any Mezzanine Borrower or Guarantor shall make an assignment for the benefit of creditors;

(viii)     if a receiver, liquidator or trustee shall be appointed for Borrower, any Mezzanine Borrower or Guarantor or if Borrower, any Mezzanine Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by Borrower, any Mezzanine Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any Mezzanine Borrower or Guarantor shall be instituted, or if Borrower or any Mezzanine Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower, any Mezzanine Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix)     if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)     if any of the factual assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect (provided, however, that such untruth shall not constitute an Event of Default if within ten (10) days after request by Lender, Borrower shall cause counsel reasonably acceptable to Lender (provided that the counsel that delivered the Insolvency Opinion in connection with the closing of the Loan shall be deemed reasonably acceptable to Lender) to deliver a new non-consolidation opinion to the effect that the failure of such factual assumption to be true shall not in any material manner impair, negate or amend the opinions rendered in the Insolvency Opinion (or such other non-consolidation opinion most recently delivered to Lender) in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies);

(xi)     a breach of the covenants set forth in Section 4.31 hereof;

(xii)     a breach of the covenants set forth in Sections 4.4, or 4.23 hereof, provided, however, that such breach shall not constitute an Event of Default if (A) such breach was inadvertent, immaterial and non-recurring, (B) if such breach is curable, Borrower shall promptly cure such breach within ten (10) days of notice from Lender and (C) within ten (10) days after request by Lender, Borrower shall cause counsel to deliver a new non-consolidation opinion to the effect that the breach shall not in any material manner impair, negate or amend the opinions rendered in the Insolvency Opinion (or such other non-consolidation opinion most recently delivered to Lender) in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies);

(xiii)     if Borrower shall be in default beyond any applicable grace or cure period under any mortgage or security agreement covering any part of the Property whether it be superior, pari passu or junior in Lien to the Mortgage;

(xiv)     subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien (and such Lien is not removed within five (5) days) except a Permitted Encumbrance or a Lien for Taxes not then due and payable;

(xv)     the alteration, improvement, demolition or removal of any material portion of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents;

(xvi)     if, without Lender’s prior written consent, which consent shall not have been unreasonably withheld, (i) the Management Agreement is terminated by Borrower (other than as expressly permitted in this Agreement), (ii) there is a material change in the Management Agreement, or (iii) if there shall be a material default by Borrower under the Management Agreement beyond any applicable notice or grace period, provided that, such material default shall not constitute an Event of Default if, prior to the termination of the Management Agreement, Borrower enters into a new Management Agreement with a Replacement Manager in accordance with Section 4.14 of this Agreement;

(xvii)     if Borrower or any Person owning a direct or indirect ownership interest (other than an indirect interest in Borrower of less than ten percent (10%) with no ability to Control) in Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xviii)     a breach of any representation, warranty or covenant contained in Section 3.1.18 hereof that has a Material Adverse Effect;

(xix)     if Borrower breaches any covenant contained in Section 4.9 hereof and such breach continues for ten (10) days;

(xx)     if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xxi)     Guarantor breaches any of the Guarantor Financial Covenants; or

(xxii)     a breach by any Mezzanine Borrower of the “special purpose entity” covenants contained the applicable Mezzanine Loan Documents; or

(xxiii)     if Borrower or Guarantor(s) shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) through (xxii) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower and/or Guarantor shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower and/or Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

Section 8.2     Remedies.

8.2.1     Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2     Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.2.3     Severance.

(a)     During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace or cure period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.

(b)     During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c)     During the continuance of an Event of Default, any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.4     Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

Article 9

SALE AND SECURITIZATION OF MORTGAGE

Section 9.1     Sale of Mortgage and Securitization. Subject to Section 9.4 hereof:

(a)     Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or in one or more pooled loan securitizations. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)     If requested by Lender, Borrower shall reasonably cooperate with and assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

(i)     (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor(s) and the Manager, including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and the Rating Agencies;

(ii)     provide opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Loan Documents, and Borrower and its Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(iii)     provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)     (A) review any Disclosure Document or any interim draft thereof furnished by Lender to Borrower with respect to information contained therein that was furnished to Lender by or on behalf of Borrower in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Guarantor, operating statements and rent rolls with respect to the Property, and (B) within three (3) Business Days following Borrower’s receipt thereof, provide to Lender in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.

(c)     If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:

(i)     if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii)     if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d)     [intentionally omitted].

(e)     If Lender reasonably determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f)     Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i)     with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii)     with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g)     If requested by Lender, Borrower shall provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(h)     If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, but not more than three times within any twelve (12)-month period, Borrower shall provide, within five (5) days after Lender’s request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(i)     All financial statements provided by Borrower pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with an Acceptable Accounting Method, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer or other authorized representative (whose function is similar to that of a chief financial officer) of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(j)     In connection with any Secondary Market Transaction, Lender shall have the right, and Borrower hereby authorizes Lender, to disclose any and all information in Lender’s possession regarding Borrower, Guarantor, any Manager, the Property and/or the Loan in any Disclosure Document, in any promotional or marketing materials that are prepared by or on behalf of Lender in connection with such Secondary Market Transaction or in connection with any oral or written presentation made by or on behalf of Lender, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs.

(k)     Lender shall provide Borrower with prior written notice if Regulation S-K, Regulation S-X or Regulation AB is applicable pursuant to a Securitization.

Section 9.2     Securitization Indemnification.

(a)     Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives relating to Borrower, Guarantor, Clipper Manager or any other Manager that is an Affiliate of Borrower or Guarantor, their respective constituent owners, and the Property (such information, whether provided pursuant to Section 9.1 above or otherwise in connection with the Loan, collectively, the “Borrower Provided Information”; which “Borrower Provided Information” shall be deemed not to include (i) an untrue statement of any material fact contained in the Borrower Provided Third Party Report, except to the extent Borrower or Guarantor had actual knowledge at the time Borrower or Guarantor provided the Borrower Provided Third Party Report that the Borrower Provided Third Party Report contained such untrue statement of material fact and Borrower failed to alert Lender to same, or (ii) an omission of a material fact in the Borrower Provided Third Party Report (which omission shall be deemed material if such fact should have been included in the Borrower Provided Third Party Report in order to make the statements, in light of the circumstances under which they were made, not misleading), except to the extent Borrower or Guarantor had actual knowledge at the time Borrower or Guarantor provided the Borrower Provided Third Party Report that the Borrower Provided Third Party Report reflected such omission and Borrower failed to alert Lender to same) may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)     Borrower hereby agrees to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial agent, initial lenders, their successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the Borrower Provided Information, (B) the omission or alleged omission to state therein a material fact required to be stated in the Borrower Provided Information or necessary in order to make the statements in the Borrower Provided Information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure); except, in each case, that (I) Borrower’s obligation to indemnify for any Liabilities that arise in connection with a Disclosure Document that derives in part from information contained in Borrower Provided Information and in part from information either prepared by the Lender Group, the Issuer, the Underwriter Group or any other Person shall be limited to any untrue statement or omission of material fact contained in Borrower Provided Information known to Borrower that results directly from the Borrower Provided Information (or omission from the Borrower Provided Information) and (II) Borrower shall have no responsibility for (w) any statements contained in any Disclosure Document to which Borrower or its authorized representative have objected to (or requested changes to) in writing to Lender or that were derived from Borrower Provided Third Party Reports, (x) numbers which have been submitted by Borrower and adjusted by any Indemnified Person from those submitted by Borrower, to the extent of such adjustment, (y) third party reports, such as environmental and physical condition reports that do not constitute Borrower Provided Third Party Reports, and (z) any financial projections. Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any actual legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnification provision will be in addition to any liability which Borrower may otherwise have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Lender’s written request, Borrower and Guarantor shall execute and deliver to Lender a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrower under this Section 9.2(b).

(c)     In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, Borrower Provided Information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Property, and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)     Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall not pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any other indemnified party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

(e)     In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation. In no event shall Borrower be required to indemnify and indemnified party with respect to any matter to the extent arising from the gross negligence or willful misconduct of an indemnified party.

(f)     The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3     Severance. Subject to Section 9.4 hereof:

9.3.1     Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrower (at no material cost to Borrower) to (i) execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more New Mezzanine Loans (in accordance with Section 9.3.2 below)), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments) and/or (ii) in conjunction with, and with the corresponding agreement of, each applicable Mezzanine Lender, “resize” the Loan and any Mezzanine Loan(s) to revise the interest rates for the Loan and the Mezzanine Loan(s), reallocate the principal balances of the Loan and any Mezzanine Loan(s) and/or increase or decrease the monthly debt service payments for the Loan and any Mezzanine Loan(s) (such resizing under this clause (ii), a “Resizing”, any of the foregoing under clauses (i) or (ii) above, a “Bifurcation”); provided that (a) the Outstanding Principal Balance of all components (together with, in the case of a Resizing, the outstanding principal balance of the Mezzanine Loans) immediately after the effective date of such modification equals the Outstanding Principal Balance (when aggregated, in the case of a Resizing, with the outstanding principal balance of the Mezzanine Loans) immediately prior to such modification and the weighted average of the interest rates for all components (when aggregated, in the case of a Resizing, with the interest rates of the Mezzanine Loans) immediately after the effective date of such modification equals the interest rate of the original Note (when aggregated, in the case of a Resizing, on a weighted average basis with the interest rates of the Mezzanine Loans) immediately prior to such modification, (b) the obligations of Borrower shall not be materially increased hereby, and (c) such “component” notes and/or senior and subordinate notes shall be structured such that permitted prepayments (other than prepayments made in connection with a Casualty or Condemnation) shall not, provided no Event of Default is then continuing, result in any “rate creep”.

9.3.2     New Mezzanine Loan Option. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more mezzanine loans (each, a “New Mezzanine Loan”, and each holder thereof from time to time, a “New Mezzanine Lender”), to (i) establish different interest rates and to reallocate the Outstanding Principal Balance and Monthly Debt Service Payment Amount of the Loan to the Loan and such New Mezzanine Loan(s) and (ii) require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (a) the outstanding principal balance of the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the Outstanding Principal Balance immediately prior to such modification, (b) the weighted average of the interest rates for the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the interest rate of the original Note immediately prior to such modification (c) and the Combined Debt Yield (and related thresholds) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the Combined Debt Yield (and related thresholds), respectively, immediately prior to such modification. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Loan Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Loan Borrower. For the avoidance of doubt, any New Mezzanine Loan shall be prior in payment and structure to the First Mezzanine Loan and the Second Mezzanine Loan.

In connection with any Bifurcation, Resizing or creation of any New Mezzanine Loan that increases or decreases the Outstanding Principal Balance, this Agreement shall be amended to adjust the thresholds set forth in the definition of “Low Debt Yield Period” and in Section 5.4(J) and (K), in each case, to account for such increase or decrease in the Outstanding Principal Balance.

9.3.3     Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Lender in connection with this Section 9.3. If requested by Lender, Borrower shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any Bifurcation or creation of a New Mezzanine Loan pursuant to this Section 9.3, all in form and substance satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with any Bifurcation or the creation of any New Mezzanine Loan: (i) execution and delivery of a promissory note and loan documents necessary to evidence such Bifurcation or New Mezzanine Loan, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with such Bifurcation or the creation of such New Mezzanine Loan, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents relating to any Bifurcation or evidencing or securing any New Mezzanine Loan, as applicable and (iv) with respect to any New Mezzanine Loan, delivery of an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.

Section 9.4     Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrower shall not be required to incur any costs or expenses in the performance of its obligations under Sections 9.1(a) or (b) or Section 9.3 above (including the reasonable fees and expenses of Borrower’s accountants, consultants and counsel) in excess of $50,000).

Article 10

MISCELLANEOUS

Section 10.1     Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Gross Revenues or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Gross Revenues and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage (excluding punitive damages except in the case of punitive damages paid by Lender to a third party where such damages do not directly arise as a result of the acts of Lender), cost, expense, liability, claim or other obligation actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)     fraud, willful misconduct, intentional misrepresentation of a material fact known to Borrower or Guarantor or failure to disclose a material fact known to Borrower or Guarantor by or on behalf of Borrower, Guarantor, any Affiliate of Borrower or Guarantor, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(ii)     the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, subject to the terms and provisions of the Environmental Indemnity;

(iii)     wrongful removal or destruction of any portion of the Property or damage to the Property caused by willful misconduct or gross negligence of Borrower, Guarantor or their respective Affiliates;

(iv)     any physical waste of any portion of the Property by Borrower, Guarantor or their respective Affiliates;

(v)     the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or Guarantor or any of their respective agents or representatives in connection therewith;

(vi)     the misappropriation or conversion by or on behalf of Borrower of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits and Lease Termination Payments) or (D) any other funds due under the Loan Documents, including, in connection with any of the foregoing, by reason of failure to comply with Section 6.1 hereof or breach of the Clearing Account Agreement or the Cash Management Agreement;

(vii)     failure to pay charges for labor or materials or other charges (other than Taxes) that can create Liens on any portion of the Property, other than (i) charges incurred by or on behalf of Lender or a receiver put in place by Lender, subject to Permitted Encumbrances or (ii) charges that relate to a period from and after a foreclosure of the Loan or a conveyance in lieu of foreclosure of the Loan, unless such charges were incurred by Borrower, Guarantor or an Affiliate of Borrower or Guarantor;

(viii)     the failure to pay Taxes or transfer taxes, other than those Taxes or transfer taxes that relate to a period from and after a foreclosure of the Loan or a conveyance in lieu of foreclosure of the Loan; unless (x) Rents received during the tax period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such Taxes) with respect to the Property or (y) funds to pay such Taxes were, at the time in question, available in the Tax Account and Lender failed to pay (or make such Tax Funds available to pay) such Taxes;

(ix)     failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof, other than the failure to obtain or maintain Policies that relate to a period from and after a foreclosure of the Loan or a conveyance in lieu of foreclosure of the Loan; unless (x) Rents received during the period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such Policies) with respect to the Property or (y) funds to pay such Insurance Premiums were, at the time in question, available in the Insurance Account and Lender failed to pay (or make such Insurance Funds available to pay) such Insurance Premiums;

(x)     Borrower’s indemnification of Lender set forth in Section 9.2 hereof;

(xi)     any (A) actual or alleged violation or breach of any applicable Rent Regulation Laws (including any actual or alleged overcharges in, or rollback to, rent payable by any current or former Tenant) and/or (B) any breach of the covenants set forth in Section 4.34 hereof;

(xii)     a breach of the covenants set forth in Section 4.4 hereof (other than those breaches covered by clause (i) of the Springing Recourse Events below, and breaches of the covenants set forth in clauses (f) and (j) in the definition of “Special Purpose Bankruptcy Remote Entity” attached hereto as Schedule V) or a breach by any Mezzanine Borrower of the “special purpose entity” covenants contained the applicable Mezzanine Loan Documents;

(xiii)     any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies hereunder or under any other Loan Document; and/or

(xiv)     any losses, damages, costs, expenses, liabilities, claims or other obligations imposed upon or incurred by or asserted against Agent or any Lender arising out of or in any way relating to the Equinox Litigation.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”):

(i)     either (x) a breach of the covenant set forth in Section 4.4 hereof or a breach by any Mezzanine Borrower of the “special purpose entity” covenants contained in the applicable Mezzanine Loan Documents, in each case, with respect to clause (d) of the definition of Special Purpose Bankruptcy Remote Entity (or the equivalent with respect to the applicable Mezzanine Loan Documents), that results in the substantive consolidation of the assets and liabilities of Borrower or any Mezzanine Borrower with any other Person as a result of such breach, or (y) a breach of the covenants set forth in Section 4.4 hereof with respect to clauses (a), (b), (l) and (n) of the definition of Special Purpose Bankruptcy Remote Entity (“Specific SPE Covenants”) or a breach by any Mezzanine Borrower of the “special purpose entity” covenants contained in the applicable Mezzanine Loan Documents relating to the Specific SPE Covenants;

(ii)     Borrower fails to obtain Lender’s prior consent to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property (to the extent Lender consent is required pursuant to this Agreement);

(iii)     Borrower fails to obtain Lender’s prior consent to any Transfer of the Property or any interest therein or any Transfer of any direct or indirect interest in Borrower, in either case as required by the Mortgage or this Agreement other than a Permitted Transfer;

(iv)     Borrower or any Mezzanine Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(v)     Borrower or any Mezzanine Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by Borrower, any Mezzanine Borrower or Guarantor and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation;

(vi)     the filing of an involuntary petition against Borrower or any Mezzanine Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower or any Mezzanine Borrower colludes with or otherwise assists such Person, and/or Borrower or any Mezzanine Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any Mezzanine Borrower by any Person;

(vii)     Borrower or any Mezzanine Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(viii)     Borrower or any Mezzanine Borrower, or any Affiliate, officer, director or representative which controls Borrower or any Mezzanine Borrower consents to, or acquiesces in, or joins in (other than at Lender’s express written request), an application for the appointment of a custodian, receiver, trustee or examiner for Borrower, any Mezzanine Borrower or any portion of the Property;

(ix)     Borrower or any Mezzanine Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due which admission is used as evidence of Borrower’s or any Mezzanine Borrower’s insolvency in connection with an involuntary petition filed against Borrower or any Mezzanine Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by a Person other than Lender (provided, that if Borrower admits in writing to Lender or any servicer of the Loan that (A) Borrower cannot pay expenses of operating the Property, (B) Borrower cannot pay amounts due under the Loan or (C) Borrower cannot refinance the Loan on the Maturity Date, and Borrower does not make any other admission in writing other than those described in clauses (A) - (C), such admission shall not constitute Borrower’s “admitting in writing its insolvency or inability to pay its debts as they become due”); or

(x)     if Guarantor, Borrower or any Affiliate of Borrower, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, except for defenses and counterclaims raised in good faith.

Section 10.2     Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.3     Lender’s Discretion; Rating Agency Review Waiver.

(a)     Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b)     Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

(c)     Prior to a Securitization or in the event that there is a Review Waiver, if Lender does not have a separate and independent approval right with respect to the matter in question, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Lender.

Section 10.4     Governing Law.

(a)     THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.5     Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6     Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Deutsche Bank AG, New York Branch 60 Wall Street, 10th Floor New York, New York 10005 Attention: David Goodman and Nick Manolas Facsimile No. (212) 797-4489

and to:	Deutsche Bank AG, New York Branch 60 Wall Street, 10th Floor New York, New York 10005 Attention: General Counsel Facsimile No. (646) 736-5721

with a copy to:	Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Attention: Charles E. Schrank, Esq.. Facsimile No. (312) 853-7036

with a copy to:	Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1050-084 401 Tryon Street, 8th Floor Charlotte, North Carolina 28202 Attention: Asset Manager Facsimile No. (704) 715-0374

If to Borrower:	c/o Clipper Realty, Inc. 46-11 12th Avenue, Suite 1L Brooklyn, New York 11219 Attention: David Bistricer Facsimile No. (718) 435-3848

with a copy to:	Sukenik, Segal & Graff, P.C. 450 Seventh Avenue, 42nd Floor New York, New York 10123 Attention: Josh Graff, Esq. Facsimile No. (212) 779-8095

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7     Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8     Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10     Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11     Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12     Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13     Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14     No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)     Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)     The Loan Documents are solely for the benefit of Lender and Borrower (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15     Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y) after the final Securitization of the Loan, shall be subject to the prior written approval of Lender, in each case except as provided in the following sentence. Notwithstanding the foregoing, to the extent necessary or appropriate under the applicable Legal Requirements, Guarantor may file a Form 8-K, Form 10-K or Form 10-Q (each a “Required Filing”) or issue a press release which discloses the financing obtained pursuant to the Loan Documents and, in the case of a Required Filing (but not a press release) attaches the Loan Agreement and one or more other Loan Documents as an exhibit thereto; provided, (i) that such Required Filing and press release shall not disclose, mention or refer to any Securities or Securitization or to any prospective securitization or securities related to the Loan, or to any Affiliate of Lender that acts as depositor, initial purchaser or underwriter with respect to a Securitization of all or any portion of the Loan, (ii) until the date occurring ninety (90) days after a Securitization, any such press release shall be subject to the prior consultation between Borrower and Lender and Lender’s prior review and reasonable consent as to the content thereof, and shall not mention or refer to the Lender or any of its Affiliates, and (iii) such Required Filing shall not (except as contained in the Loan Agreement or other Loan Documents attached as exhibits thereto) mention or refer to Lender or its Affiliates.   Lender shall have the right to issue any of the foregoing without Borrower’s approval and Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.

Section 10.16     Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.17     Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19     Brokers and Financial Advisors. Borrower hereby represents that, except for Iron Hound Management Company (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20     Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21     Servicer.

(a)     At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement.

(b)     Other than as set forth in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of the Property, approvals under the Loan Documents requested by Borrower, other requests under the Loan, defeasance, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan. All amounts payable to Lender or Servicer in exercising its rights under this Section 10.21(b) (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable upon demand, secured by this Agreement and interest thereon shall accrue at the Default Rate from the date incurred.

Section 10.22     [Reserved]

Section 10.23     Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.24     Regulatory Change; Taxes.

10.24.1     Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender or the company Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 10.24.1, Lender shall, if requested by notice by Borrower to Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

10.24.2     Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

10.24.3     Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

Section 10.25     Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

Section 10.26     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)     Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)     the effects of any Bail-In Action on any such liability, including, if applicable:

(A)     a reduction in full or in part or cancellation of any such liability;

(B)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)     As used in this Section 10.26 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.27     Appraisals. Lender may, at its option, commission one or more new and/or updated appraisals from time to time after the Closing Date; provided, however, that Borrower shall only be required to reimburse Lender for such new and/or updated appraisal if (A) an Event of Default is continuing or (B) such appraisal is required by applicable law or regulatory requirements.

Section 10.28     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.29     Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.30     Intercreditor Agreement. Borrower hereby acknowledges and agrees that (i) the Intercreditor Agreement is intended solely for the benefit of the parties thereto and (ii) neither Borrower nor any Mezzanine Borrower is (or will be) any intended third-party beneficiary of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Neither Lender nor any Mezzanine Lender shall have any obligation to disclose to Borrower or any Mezzanine Borrower the contents of any Intercreditor Agreement. Borrower’s obligations hereunder are independent of any such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER: DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name: Title:

By:
Name: Title:

[signatures continue on following page]

[Signature Page to Loan Agreement]

BORROWER: 50 MURRAY STREET ACQUISITION LLC, a Delaware limited liability company

By:
Name: David Bistricer Title: Authorized Signatory

 [signatures continue on following page]

[Signature Page to Loan Agreement]

SCHEDULE I

RENT ROLL

(Attached)

Sch. I-1

SCHEDULE II

REQUIRED REPAIRS

[see attached]

Sch. II-1

SCHEDULE III

ORGANIZATIONAL CHART

(Attached)

Sch. III-1

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sch. IV-1

SCHEDULE V

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:

(a)     Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to Borrower by the Sole Member of Borrower in compliance with the provisions of this Schedule V. No equity capital was raised by Borrower. For the avoidance of doubt, there has been no direct or indirect commercial activity by Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the Sole Member of Borrower for the purpose of investing it in accordance with the provisions of this Schedule V.

(b)     Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c)     Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)     Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness.

(e)     Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)     Borrower has been, is, and intends to remain solvent and has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(g)     Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents.

Sch. V-1

(h)     (1) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) Borrower’s assets will not be listed as assets on the financial statement of any other Person; it being understood that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(i)     Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower (recognizing that Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)     Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(k)     Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.

(l)     Other than in the Clearing Account, the Deposit Account and the other Accounts, Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m)     Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)     Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

Sch. V-2

(o)     The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be (A) managed by or under the direction of a board of one or more directors designated by Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by Sole Member (a “Committee”) or (C) by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of Borrower shall provide that no Independent Director or Independent Manager (as applicable) of Borrower may be removed or replaced without Cause and unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p)     The organizational documents of Borrower shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q)     The organizational documents of Borrower shall provide that the board of directors, the Committee or Sole Member (as applicable) of Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of Borrower unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents of Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing. Borrower shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of Borrower, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to the members of Borrower solely to the extent of their respective economic interest in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Sch. V-3

(r)     The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution. The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s)     The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower.

(t)     The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i)  Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

Sch. V-4

(u)     Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Schedule V, and (iii) all of the organizational documents of Borrower.

(v)     Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(w)     Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(x)     Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(y)     Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(z)     Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(aa)     Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

Sch. V-5

(bb)     Borrower has not, does not, and will not have any of its obligations guaranteed by an Affiliate (other than from the Guarantor with respect to the Loan).

As used herein:

“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)	a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;

(iii)	a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

Sch. V-6

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Sch. V-7

SCHEDULE VI

INTELLECTUAL PROPERTY/WEBSITES

http://50murray.com

http://www.tribecahouseny.com/

Sch. VI-1

SCHEDULE VII

LOCATION OF PROPERTIES AND ALLOCATED LOAN AMOUNTS

Location of Property	Allocated Loan Amount
50 Murray aka 110 Church Property	$208,258,621
53 Park Place Property	$48,741,379

Sch. VII-1

EXHIBIT A

LEGAL DESCRIPTION

Ex. A-1

EXHIBIT B

Secondary Market Transaction Information

(A)	Any proposed program for the renovation, improvement or development of the Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	Management of the Property.

(C)	Occupancy rate expressed as a percentage for each of the last five years, but with respect to 2014 and prior years, only to the extent available.

(D)

Number of Tenants occupying 10% or more of the total rentable square footage of the Property and principal nature of business of such Tenant, and the principal provisions of the leases with those Tenants including, but not limited to: rental per annum, expiration date, and renewal options.

(E)	The average annual rental per unit for each of the last three years prior to the date of filing.

(F)

Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)	The number of Tenants whose leases will expire.

(2)	The annual rental represented by such leases.

(3)	The percentage of gross annual rental represented by such leases.

Ex. B-1

EXHIBIT C

Form of Clearing Account Agreement

Ex. C-1